JOINT OPERATING AGREEMENT OF 1ST AUGUST, 1995 RELATING TO OIL PROSPECTING LICENCE 75


THIS AGREEMENT is entered into on the 1st day of August, 1995, by and between ATLAS PETROLEUM INTERNATIONAL LIMITED, a company incorporated and existing under the laws of the Federal Republic of Nigeria, and having its registered office at No.1 B lbiyinka Olurunnimbe Close, Amodu Ojikutu Street, Victoria Island, Lagos, Nigeria (hereinafter referred to as "ATLAS") and SUMMIT OIL & GAS WORLDWIDE LTD., a company incorporated and existing under the laws of the Commonwealth of the Bahamas, and having its registered office at 2200 Ross Avenue, Suite 4500E, LB 170, Dallas, Texas, 75201 (hereinafter referred to as "SOGW").

RECITALS

WHEREAS, Atlas was awarded an 0il Prospecting License dated March 27, 1991 covering Block 75 in the Federal Republic of Nigeria (the "Licence");

WHEREAS, ATLAS and SUMMIT PARTNERS MANAGEMENT CO. (SUMMIT) entered into that certain Agreement dated July 17, 1992 relating to the Licence (the "Contract") hereby attached as Exhibit A;

WHEREAS, in accordance with the Contract, ATLAS assigned to SUMMIT an undivided 30% interest in the Licence, which assignment was approved by the Minister of Petroleum Resources;

WHEREAS, based on the Contract, ATLAS and Summit entered into a Joint Operating Agreement dated August 31, 1992 (the "JOA");

WHEREAS, SUMMIT assigned its 30% interest in the Licence to SUMMIT OIL & GAS WORLDWIDE LTD. (SOGW), which assignment was approved by the Minister of Petroleum Resources in July, 1994;

WHEREAS, SOGW became the successor in interest to SUMMIT with respect to all rights, duties and privileges in the Licence, the Contract and the JOA and accordingly, became the TECHNICAL ADVISOR under the JOA and continues to serve in that capacity (hereafter all references to TECHNICAL ADVISOR means SOGW);




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WHEREAS, ATLAS has raised certain questions concerning the JOA and has requested changes to certain provisions;

WHEREAS, ATLAS and SOGW have reached agreement to amend the JOA and the Contract as hereinafter set forth to address the concerns of ATLAS and to eliminate all questions concerning the JOA and the status of SOGW as TECHNICAL ADVISOR under the JOA and as owner of the 30% interest in the Licence.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, ATLAS and SOGW agree to amend the JOA of 31st August 1992 and hereby replace it with this 1st August, 1995 JOA ("this Agreement") and to the extent the following provisions conflict with the Contract to likewise amend the Contract as follows:


CONDITIONS TO EXECUTION

A. As a condition precedent to ATLAS signing this 1st August, 1995 JOA, by resolution of the Board of ATLAS, a copy of which shall be provided to SOGW. ATLAS shall have approved and ratified this Agreement, the Contract, the assignment of the 30% interest in the Licence to SUMMIT and the subsequent assignment by SUMMIT of the 30% interest to SOGW.

B. As a condition precedent to SOGW signing this Agreement, by resolution of the Board of SOGW, a copy of which shall be provided to ATLAS, SOGW shall have approved and ratified this Agreement and the Contract.

C. If upon further review, the attorneys representing SOGW recommend that the 30% interest in the Licence should be held in the name of a Nigerian corporation or that SOGW should be registered in the Federal Republic of Nigeria for the purpose of fulfilling its duties under the JOA, ATLAS hereby waives all objections it has or may have to this alleged deficiency and agrees to wholehearted!y assist SOGW in taking those steps which will avoid any further concerns regarding the status of SOGW as TECHNICAL ADVISOR or its ownership of the 30% interest in the Licence. ATLAS hereby approves, in advance, the assignment of the 30% interest to a wholly owned subsidiary of SOGW incorporated under Nigerian law and further agrees that if such assignment is made, that ATLAS will take all necessary and appropriate steps to secure Government approval for that assignment provided that SOGW when or its Affiliates registered or incorporated in Nigeria shall:


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(i) Not engage in any business in direct competition with the aims and objectives of ATLAS Petroleum International Ltd;

(ii) Insert in its Memorandum and Articles of Association that any of its decisions regarding Oil business in Nigeria outside OPL 75 shall be subject to the ratification of the Board of Atlas Petroleum International Limited.

(iii) Appoint representatives of Atlas Petroleum International Limited to its Board of Directors.

ARTICLE 1 DEFINITIONS

The following terms when used in the Agreement shall have the meanings assigned to them in this Article, with words defined in the singular deemed to include those utilized in plural, and vice versa:

1.1 "ACCOUNTING PROCEDURE" means the Accounting Procedure attached hereto as Exhibit C and made a part of this Agreement

1.2 "AFFILIATE" or "AFFILIATED COMPANY" means, with respect to a Party, a corporation or other entity holding more than twenty-five percent (25%) of the voting rights of the other corporation or other entity.

1.3 "AFE" means Authorisation for Expenditure.

1.4 "AGREEMENT" means this instrument together with all Exhibits attached hereto.

1.5 "APPRAISAL PROGRAM" has the meaning assigned to it in Article 7.7.1.

1.6 "APPRAISAL WELL" means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or the volume of Petroleum reserves contained in an existing Discovery.

1.7 "BUSINESS DAY" means a day on which the banks in Lagos, Nigeria are customarily open for business.

1.8 "CALENDAR QUARTER" means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three
(3) months commencing with July 1 and ending on the following September 30, or a period of (3) months commencing with October 1 and ending on the following December 31 according to the Gregorian Calendar.


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1.9 "CALENDAR YEAR" means a period of twelve (12) months commencing with
January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10 "COMMERCIAL DISCOVERY" means any discovery of Petroleum which is sufficient to entitle the Parties to apply for an Oil Mining Lease from the Government to commence exploitation.

1.11 "CONTRACT" means the Agreement dated July 17, 1992 between ATLAS and SUMMIT, a copy of which is attached as EXHIBIT A hereto.

1.12 "CONTRACT AREA" means as of the Effective Date the surface area which is described in EXHIBIT B to this Agreement. The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Licence, as such area may vary from time to time during the term of the Licence.

1.13 "CRUDE OIL" or "OIL" means any hydrocarbon which is in liquid state at the wellhead or separators at normal operating temperatures and pressures, and any liquid hydrocarbons extracted from Natural Gas.

1.14 "DAY" means a calendar day unless otherwise specifically provided.

1.15 "DEVELOPMENT PROGRAM" has the meaning assigned to it in Article 7.7.4.

1.16 "DEVELOPMENT WELL" means any well drilled for the production of Petroleum pursuant to a Development Program.

1.17 "DISCOVERY" means the discovery of an accumulation of Petroleum whose existence until that moment was unknown.

1.18 "EFFECTIVE DATE" means the date upon which this Agreement shall come into force and effect as provided for in Article 2.1 below.

1.19 "EXPLORATION WELL" means a well that is drilled during the course of exploration work other than an Appraisal Well or a Development Well.


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1.20 "GOVERNMENT" means the Government of the Federal Republic of Nigeria, or any agency, department or ministry thereof.

1.21 "GOVERNMENT OIL COMPANY" means the Nigerian National Petroleum
Corporation.

1.22 "GROSS NEGLIGENCE" means any act or failure to act (whether sole, joint or concurrent ) by a party which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such Party knew, or should have known, such act or failure would have had on the safety or property of another person or entity, but shall not include any error of judgment or mistake made by such party in the exercise in good faith of any function, authority or discretion conferred on the Party employing such under this Agreement.

1.23 "JOINT ACCOUNT" means the account established and maintained in accordance with the provisions of this Agreement and the Accounting Procedure for the Joint Operations.

1.24 "JOINT BUDGET" means a cost estimate of all items included in the Joint Program.

1.25 "JOINT OPERATIONS" means those operations and activities carried out under the general direction of the OPERATOR or the TECHNICAL ADVISOR pursuant to the provisions of this Agreement on behalf of all the parties.

1.26 "JOINT PROPERTY" means at any point in time, all wells, facilities, equipment, materials, information, funds and other property acquired or held for the Joint Account.

1.27 "JOINT PROGRAM" means any program of Joint Operations conducted hereunder.

1.28 "LICENCE" means the Oil Prospecting Licence covering Block 75 and shall include each Oil Mining Lease deriving therefrom that may be granted to the Parties in relation to all or a portion of the Contract Area.

1.29 "MANAGEMENT COMMITTEE" means the committee established pursuant to
Article 7.


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1.30 "MINIMUM WORK OBLIGATIONS" means those work and/or expenditure obligations specified in the Licence which must be performed in order to satisfy the obligations of the Licence.

1.31 "MINISTER" means the Minister of Petroleum and Mineral Resources of the Federal Republic of Nigeria.

1.32 "MONTH" means calendar month.

1.33 "NATURAL GAS" or "GAS" means any hydrocarbon which is a vapor under normal operating temperatures and pressures, including wet mineral gas, dry mineral gas, casing head gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas, and non-hydrocarbon gas which is in natural association and produced with gaseous hydrocarbons.

1.34 "NON-OPERATOR(S)" means the Party or Parties to this Agreement other than OPERATOR.

1.35 "OPERATING COSTS" means those costs associated with or attributable to the production, treatment, transportation, storage or lifting of Petroleum which are not generally recognized by the petroleum industry as representing investment in or acquisition of depreciable petroleum assets.

1.36 "OPERATOR" means a party to this Agreement designated as such pursuant to the provisions of Article 6 hereof.

1.37 "OIL MINING LEASE" has the same meaning attributed to such term in the Petroleum Act 1990, as amended.

1.38 "PARTICIPATING INTEREST" means the respective undivided percentage interest which each Party owns at any particular time in the rights, obligations and privileges, and bears in the cost and liabilities, in and under the Licence and this Agreement, initially as set out in Article 3 hereof, except as otherwise expressly provided in the Contract and this Agreement.






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1.39 "PAYOUT" means that point in time when SOGW has been paid out of revenues attributable to the Petroleum produced from the Contract Area, after deducting Royalties and Petroleum Profits Tax allocated under Article 9.4, an amount equal to one hundred percent (100%) of the Petroleum Costs and other costs paid by SOGW pursuant to the terms of this Agreement and the Contract.

1.40 "PETROLEUM" means oil and gas hydrocarbons, sometimes called Crude Oil and Natural Gas respectively.

1.41 "PETROLEUM COSTS" means all costs and expenses incurred in carrying out exploration operations, including, but not limited to, interest on unrecovered funds advanced by SOGW prior to Payout, and costs of geological, geophysical, aerial and other surveys, the drilling of such shot holes, stratigraphic tests, or wells for the discovery of Petroleum, and the purchase or acquisition of such supplies, materials and equipment thereof.

1.42 "PETROLEUM OPERATIONS" means the same as it is defined in the Petroleum Profits Tax Act 1969 Cap 354 of the Laws of the Federation of Nigeria 1990, as amended.

1.43 "PETROLEUM PROFITS TAX" means the tax imposed upon the sale of Petroleum under the Petroleum Profits Tax Act of 1990, as amended.

1.44 "ROYALTIES" shall be as defined in Article 9.4 below.

1.45 "TECHNICAL ADVISOR" means SOGW or its affiliated assignee.

1.46 "TECHNICAL SERVICES" means those services to be provided by SOGW in its capacity as TECHNICAL ADVISOR as more particularly described in Exhibit D attached hereto and made a part of this Agreement.

Unless the context otherwise requires, reference to any Article is to an article of this Agreement

The headings are used for convenience only and shall not affect the construction or validity of this Agreement



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ARTICLE 2
EFFECTIVE DATE, DURATION AND SCOPE OF AGREEMENT

2.1 This Agreement shall be deemed to have become effective as of August 31, 1992, except those provisions that are newly incorporated in this Agreement which shall be deemed effective as from 1st August, 1995 or the date of execution of this Agreement (the "Effective Date")

2.2 This Agreement shall continue in force and effect from and after the Effective Date for so long as the Licence remains in force and until all Joint Property has been disposed of, and final settlement has been made between the parties in accordance with their respective rights and obligations under this agreement.

2.3 The scope of this Agreement shall extend to the exploration for and, subject to any necessary further authority from the Government, the production of Petroleum under the Licence and the treatment, storage and transportation of the same.

2.4 Subsequent to Payout the provisions of EXHIBIT E to this Agreement shall become applicable to operations on the Contract Area.

2.5 This Agreement supercedes all previous Agreements entered into by ATLAS and SOGW. Accordingly, any inconsistency between this agreement and any previous contracts, agreements or annextures to this agreement shall be void to the extent of its inconsistency with the provisions of this agreement.

2.6 At the end of the Licence period, the OPERATOR shall seek renewal of the OML and if granted this contract shall at the option of either Party be extended for the duration of such renewal.

2.7 This Agreement may be terminated at any time by:

(a) Either Party giving to the other not less than ninety (90) days prior written notice of termination if any party has committed a material breach of its obligations hereunder including the Joint Programme approved for any given period under the Contract and that party fails to remedy such breach within three (3) months of the original notification of such breach, provided such breach is not a subject of Arbitration pursuant to Article 12.2.

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(b) Either Party giving to the other not less than ninety (90) days written notice of termination if any of the parties is declared bankrupt and is forced to make restitution to its creditors, or becomes insolvent, or is found by a court having competent and final jurisdiction to have willfully violated any Nigerian Laws and regulations governing Petroleum Operations, financial transaction and/or commercial operations during the term of the Contract; and such violations adversely affect the other Party's interest under this Contract in a substantial manner and the defaulting party has failed to remedy same within a reasonable period following the court finding.

(c) Either Party giving to the other not less than ninety (90) days prior written notice to that effect

2.8 If at the end of the third year from the Effective Date of an agreed Joint Programme thereunder up till that time has not been substantially executed, this Agreement terminates forthwith.

2.9 Should this Agreement terminate either for breach by any party or insolvency either party is entitled to recovery of its recoverable investments in accordance with Nigeria laws.

ARTICLE 3  PARTICIPATING INTEREST AND COST SHARING AGREEMENTS

3.1 The Participating Interests of the Parties in the Licence, expressed as percentages, are set out below:

                           ATLAS 70%
                           SOGW  30%
                                ----
                                100%


In the event a Party should transfer or assign all or any part of its Participating Interest in accordance with the provisions of this Agreement, the Participating Interests shall be revised accordingly.

3.2 Prior to Payout, subject to the terms of Article 9.4 below, SOGW shall bear and pay the following costs and expenses:

3.2.1 All Petroleum Costs incurred for the Joint Account on the Contract Area;

3.2.2 In the event of a Commercial Discovery of Petroleum, all cost of all wells incurred on any Oil Mining Lease(s) resulting from the Licence; and

3.2.3 All Operating Costs incurred on said Oil Mining Lease(s).


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3.3 After Payout, all costs and expenses attributable to the Contract Area shall be borne and paid by the Parties according to their respective Participating Interest in accordance with the provisions hereof.

ARTICLE 4 GOVERNMENT PARTICIPATION

4.1 Should the provisions of the Oil Prospecting Licence, any Oil Mining Lease or Nigerian Law so permit or in the event that the Government elects to participate in the Oil Prospecting or any Oil Mining Lease derived therefrom, each of the Parties shall assign an interest to Government in proportion to their respective Participating Interest at the time of the Governments election to participate.

4.2 Any reimbursement received from the Government of costs incurred by any of the Parties shall be divided between the Parties in accordance with the respective expenditures of each Party, for which such reimbursement is made.

ARTICLE 5  ANNUAL WORK PROGRAMME AND BUDGETS

5.1 JOINT PROGRAMS AND JOINT BUDGETS

Within ten (10) days of the Effective Date of this Agreement, the OPERATOR shall direct the TECHNICAL ADVISOR to prepare and submit to the MANAGEMENT COMMITTEE a proposed Joint Program and the proposed Joint Budget thereof covering the remainder of the current Calendar Year. Thereafter, in subsequent Calendar Years, the OPERATOR shall direct the TECHNICAL ADVISOR to prepare a Joint Program and Joint Budget covering the next succeeding Calendar Year (the "Budget Year"). The Joint Program and Joint Budget shall set out in reasonable detail the performance of Joint Operations proposed for the Budget Year and the commitments and expenditures to be incurred in connection therewith. The proposed Joint Budget for the Budget Year shall consist of:

5.1.1 A capital budget phased by Calendar Year of commitment and expenditure and by Calendar Quarter in respect of the Budget Year, which shall include:

(i) Details of each new capital budget item proposed to be initiated during such year;


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(ii) A latest estimate as at the end of the current Calendar Year for each capital budget item already included in an approved capital budget;

(iii) A forecast of estimated capital expenditures to be required in each of the two (2) Calendar Years following the Budget Year; (iv) A forecast of Crude Oil production for the budget period.

5.1.2 An operating budget phased by Calendar Quarter and containing estimates of all Operating Costs to be incurred during such Year;

5.1.3 A progress report of the Nigerianization training program, as outlined in the Technical Services Agreement and the proposed training activities for the Budget Year and the costs associated therewith;

5.1.4 An estimate of warehouse stock movements;

5.1.5 An estimate of cash requirements anticipated to be required in the Budget Year; and

5.1.6 A specification of services and costs thereof to be provided by the OPERATOR and/or the TECHNICAL ADVISOR and major billings anticipated to be made for equipment and facilities furnished by the OPERATOR and/or the TECHNICAL ADVISOR OPERATOR and/or the TECHNICAL ADVISOR, when proposing to include such services, equipment or facilities in the Joint Budget shall have taken into account the cost of comparable services, equipment and facilities in the Federal Republic of Nigeria and shall justify, upon request, its proposal on the basis of cost, quality and effectiveness. The MANAGEMENT COMMITTEE shall be provided with provisional budget figures by October 30th of the Calendar Year preceding the Budget Year, provided that neither the OPERATOR nor the TECHNICAL ADVISOR shall accept any responsibility for the accuracy of such provisional figures.

5.2 APPROVAL OF ANNUAL BUDGET

The MANAGEMENT COMMITTEE shall meet within Thirty (30) days of the submission of the proposed Joint Program and Joint Budget for the purpose of reviewing same and considering charges. A Joint Program and Joint Budget shall be approved by the MANAGEMENT COMMITTEE by December 3Oth of the Budget Year; provided, However, that when deliberating on such Joint Programs and Joint Budgets, the MANAGEMENT COMMITTEE shall approve a Joint Program and Budget sufficient to satisfy the Minimum Work Obligations under the Licence.


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5.3 AMENDMENTS

Any Party may by notice at any time propose amendments making changes, additions or deletions to the approved Joint Program and Joint Budget for any Budget Year. The OPERATOR or the TECHNICAL ADVISOR shall present such proposals to the MANAGEMENT COMMITTEE which shall decide such matter within sixty (60) days after such proposal is submitted. Any amendment so approved shall be included in the appropriate approved Joint program and Joint Budget for that Budget Year. No approved amendment shall invalidate expenditures or commitments previously approved and already incurred or made by the OPERATOR or the TECHNICAL ADVISOR.

5.4 AUTHORITY FOR EXPENDITURE

Prior to incurring capital expenditures in respect of the approved Joint Budget, the OPERATOR or the TECHNICAL ADVISOR shall cause an AFE to be prepared for the approval of the MANAGEMENT COMMITTEE for:

5.4.1 Each item of such Budget having a value of Fifty Thousand US. Dollars ($50,000) or more, or;

5.4.2 Any aggregate of items with a value in excess of Fifty Thousand Dollars ($50,000) where such items are to be purchased as part of a single project or undertaking.

The MANAGEMENT COMMITTEE shall not disapprove any AFE proposed for the Joint Operations which is required to satisfy the Minimum Work Obligations under the Licence.

Should any such AFE be exceeded by ten percent (10%) pursuant to Article 5.5 below the OPERATOR and/or the TECHNICAL ADVISOR shall submit to the MANAGEMENT COMMITTEE a supplemental AFE for approval with an explanation of the reasons for the over-expenditure.

 5.5 OVER-EXPENDITURE

The OPERATOR and/or the TECHNICAL ADVISOR shall be obliged to carry out the approved Joint Program adopted by the MANAGEMENT COMMITTEE within the limits of the approved Joint Budget and shall not undertake any operations not included in any approved Joint Program or make any expenditures during a Budget Year in excess of the amounts in the approved Joint Budget, except that during anyone Budget Year the TECHNICAL ADVISOR may without prior approval of the MANAGEMENT COMMITTEE expend from the Joint Account amounts equal in the aggregate to five percent (5%) in excess of the total expenditures authorised in the approved Joint Budget in respect of items contained in the approved Joint Budget and, such expenditures necessary in the case of safe guarding of lives or


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property or the prevention of pollution, in the Contract Area not included in the approved Joint Budget; provided, however, that such expenditures shall not exceed Twenty-five Thousand U.S. Dollars ($25,000). Such expenditures shall be promptly reported to the MANAGEMENT COMMITTEE.

ARTICLE 6 RIGHT AND OBLIGATIONS OF THE PARTIES

TECHNICAL ADVISOR

The parties jointly designate SOGW to assume the role of TECHNICAL ADVISOR to provide the services more particularly described in Exhibit D attached and made part of this Agreement.

These duties include:

(a) Provide before Payout all necessary funds for payment of Operating Costs including, but not limited to, funds required to provide all materials, equipment, supplies, and technical requirements (including personnel) purchased, paid for or leased in Foreign Currency;

(b) Furnish before Payout such other funds for the performance of Work Programmes that require payment in foreign Currency including payments to third parties who perform services as sub-contractors;

(c) Ensure before Payout that all lease equipment paid for in Foreign Currency and brought into Nigeria for Petroleum Operation is treated in accordance with the terms of the applicable leases;

(d) To have the right to dispose of, assign, transfer, convey or otherwise dispose of any part of its rights and interest under the Contract to other parties including affiliates with the prior written consent of the OPERATOR which consent shall not be unreasonably withheld;

(e) To have the right of ingress to and egress from the Contract Area and to and from facilities therein located at all times during the term of the Contract;

(f) To submit to the OPERATOR for permanent custody copies of all geological geophysical, drilling, well production, operating and other data and reports as it may compile during the term hereof and at the end of the Contract surrender all original data and reports to the OPERATOR.


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(g) To prepare estimated and final PPT returns and submit same to the
OPERATOR on a timely basis in accordance with the PPT Act;

(h) To prepare and carry out plans and programs for industrial training and education of Nigerians for all job classification with respect to Petroleum Operations in accordance with the Petroleum Act Cap 350 Laws of the Federal Republic of Nigeria 1990, as amended;

(i) To give preference to such goods which are available in Nigeria services rendered by Nigerian nationals, provided they meet the specifications, quality and the standards of the goods and services;

(j) In respect of payment of customs duties and other like charges, the TECHNICAL ADVISOR shall not be treated differently from any other companies engaged directly in similar Petroleum Operations in Nigeria.

(k) To have the right to finance Petroleum Operations from external sources under terms and conditions approved by the OPERATOR; and such approval shall not be unreasonably withheld. Information on any previous loans obtained prior to the effective date of this Agreement shall be made available to the OPERATOR

(l) Not to exercise all or any rights or authority over the Contract Area in derogation of the rights of the OPERATOR.

6.2 ATLAS is hereby designated as OPERATOR and shall conduct all Joint Operations on the Contract Area in accordance with the terms and provisions of the Licence, the contract and this agreement. AlI such operations shall be conducted under the general direction of the OPERATOR by the TECHNICAL ADVISOR. Its duties shall include the following:

(a) Ensure payment to the government in a timely manner, all Bonuses, royalties, concession Rentals and PPT accruing out of Petroleum Operations. Evidence of such payment shall be provided to the TECHNICAL ADVISOR on request

(b) The operating staff of the OPERATOR shall work jointly TECHNICAL ADVISOR's professional staff.

(c) Work with the TECHNICAL ADVISOR's to execute Petroleum Operations and Joint Programmes including, but not limited to, assistance in supplying or other wise making available all necessary visa, permits, rights of way and easements as may be requested by TECHNICAL ADVISOR. Expenses incurred by the OPERATOR at the TECHNICAL ADVISOR's request in providing such assistance shall be reimbursed to the OPERATOR by the TECHNICAL ADVISOR in accordance with Article 9.4. The TECHNICAL ADVISOR shall include such reimbursements in the Operating Costs.


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(d) Have title to all original data resulting from the Petroleum Operations including but not limited to geological, geophysical, engineering, well logs, completion, production, operations, status reports and any other data as the TECHNICAL ADVISOR may compile during the term hereof, provided however, that the TECHNICAL ADVISOR shall keep and use original data during the term of this Contract and the OPERATOR shall have access to such original data during the term of this Contract;

(e) Have the right to dispose of assign, transfer, convey or otherwise dispose of any part of its rights and interest under the Contract to other parties including affiliates will the consent of the TECHNICAL ADVISOR which consent shall not be unreasonably withheld.

(f) The OPERATOR shall subject to being satisfied by work accomplished in thee Operations Area apply for conversion of the OPL to OML in accordance will Article 7.7.2 and shall exercise all the rights and comply will all the obligations of a Licensee under the Petroleum Act 1990 and its amendment.

(g) Relate with and report to the Government:

(h) Provide security for the TECHNICAL ADVISOR's personnel and for all Joint Property;

(i) Provide administration of logistics office support and infrastructure to support the TECHNICAL ADVISOR;

(j) Provide local technical services to the TECHNICAL ADVISOR including without limitations those mandated by the Government Oil (such as biostratigraphy, well site services and mud logging);

(k) Establish and maintain an office for the OPERATOR and the TECHNICAL ADVISOR;

(l) Provide housing for expatriates including permanent housing for the Operations Manager and a guest house;

(m) Acquire permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of Joint Operations; and


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(n) In accordance with the decision of the MANAGEMENT COMMITTEE, represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations. The OPERATOR shall notify the other Parties as soon as possible of such meetings. The TECHNICAL ADVISOR shall have the right to attend such meetings but only in the capacity of an observer.

(o) The OPERATOR and the TECHNICAL ADVISOR shall ensure that all necessary actions are taken to maintain the License and all Joint Property free of all liens, charges and encumbrances which might arise by reason of the conduct of the Joint Operations.

(p) The number of employees allocated to the Joint Operations, the selection of such employees, the hours of work and the compensation to be paid such employees in connection with operations hereunder shall be determined by the OPERATOR and TECHNICAL ADVISOR, subject to the approval of the MANAGEMENT COMMITTEE. All such employees shall be employees of the OPERATOR or the TECHNICAL ADVISOR. The OPERATOR and the TECHNICAL ADVISOR shall employ only such employees, agents and contractors as are reasonably necessary to conduct Joint Operations.

(q) For contracts and purchase orders for the Joint Operations, the OPERATOR shall with the guidance and assistance of the TECHNICAL ADVISOR ensure that:

         (i) Competitive bids are obtained for all equipment, materials and services where the value exceeds Ten Thousand US. Dollars ($10,000), unless a different value is approved by the MANAGEMENT COMMITTEE (the word "value" as used herein shall mean the total, not incremental, amount of money reasonably expected to be paid for goods and services needed to accomplish a specific work objective or to construct a certain system for the Joint Account); and

         (ii) The approval of the MANAGEMENT COMMITTEE is obtained prior to awarding any contract or purchase order where the value exceeds Fifty Thousands US. Dollars ($50,000), unless a different value is approved by the MANAGEMENT COMMITTEE.

6.3 RESERVATION OF RIGHTS

(a) Except as otherwise provided in the Contact or this Agreement, each Party reserves all its rights under the Licence.


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


(b) Without prejudice to the provisions of the Accounting Procedure, each Party shall have the right to designate representatives to inspect, at all reasonable times during usual business hours, all books, records and inventories of any kind or nature maintained by or on behalf of the OPERATOR or the TECHNICAL ADVISOR and relating to the Joint Operations.

ARTICLE 7 MANAGEMENT COMMITTEE

FUNCTIONS

7.1 A MANAGEMENT COMMITTEE is hereby established for the purpose of providing orderly direction of all matters pertaining to the Petroleum Operations and Work Programme and provide overall supervision and control of the Joint Operations. The powers and duties of the MANAGEMENT COMMITTEE shall include but not limited to the following:

(a) The review, revision and approval of all proposed Work Programmes and Budgets in accordance with Article 5 and 7.3(e);

(b) The review, revision, and approval of any proposed recommendations made by either party or by any sub-committee, pursuant to Article 7.6 with respect to Petroleum Operations;

(c) Ensuring that the OPERATOR and the TECHNICAL ADVISOR carry out the decisions of the MANAGEMENT COMMITTEE and conduct Petroleum Operations pursuant to this Agreement.

(d) The consideration and decision on matters relating to government participation in the Contract Area pursuant to Article 4 and in accordance with the Petroleum Act. 1990.

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(e) Settlement of claims and litigation in excess of five hundred thousand naira (N500,000.00) or the equivalent thereof in Base Currency, or such other amount as may be approved by the MANAGEMENT COMMITTEE in so far as such claims are not covered by poIicies of insurance maintained under this Contract;

(f) Consideration and approval of the sale or disposal of any items or movable property relating to Petroleum Operations in accordance will the provisions of this contract except for item/properties of historic costs less than one million naira (N1,000,000.00); and any sale or disposal of fixed asset shall be at the express approval of the OPERATOR

(g) Settlement of unresolved audit exception arising from audits as provided for in Exhibit C

(h) Ensuring that the TECHNICAL ADVISOR implements the provisions of the Accounting Procedure in Exhibit C

(i) Any other matters relating to Petroleum Operations except;

         (i)   Those matters elsewhere provided for in this Agreement, or

         (ii) Those matters reserved to the Parties in their respective rights pursuant to Article 6

(j) Consideration and approval of the sale or disposal and exchange of information to third parties other than routine exchange of seismic data and other such data commonly exchanged within the industry;

(k) Consideration and determination of any other matter relating to the Petroleum Operations which may be referred to the Petroleum Operations which may be referred to it by any Party (other than any proposal to amend this Agreement) or which is otherwise designated under this Agreement for reference to it.

7.2 COMPOSITION OF THE MANAGEMENT COMMITTEE

(a) The MANAGEMENT COMMITTEE shall consist of eight (8) persons appointed by the Parties as follows:

                  The OPERATOR                  4

                  The TECHNICAL ADVISOR         4


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(b) Each Party shall designate by notice in writing to thee other Party the names of its representatives to serve as members of the MANAGEMENT COMMITTEE as provided in Article 7.2(a) hereof and their respective alternates, which members or alternates shall be authorised to represent that Party with respect to the deliberations of MANAGEMENT COMMITTEE. Such notice shall give the names, titles and address of the designated members and alternates. Each member may nominate in writing any other member or alternate to represent such member at meetings of the MANAGEMENT COMMITTEE and vote in such member's place.

(c) At least fourteen (14) business days prior to each scheduled MANAGEMENT COMMITTEE meeting, the Secretary shall provide agenda of matters, with briefs, to be considered during such meeting. Any Party desiring to have other matters placed on the agenda shall give notice to the other party not less than seven (7) business days prior to the scheduled meeting. No other matter may be introduced into the agenda thereafter for deliberation at the meeting unless mutually agreed by the Parties. No agenda shall be required in the event of an emergency meeting called pursuant to Article 7.5(b).

(d) Either Party may change any of its respective members or alternates as described in Article 7.2(b) from time to time by notifying the other Party in writing not less than ten (10) days in advance of the effective date of such change.

(e) The OPERATOR shall appoint the Chairman of the MANAGEMENT COMMITTEE and the TECHNICAL ADVISOR shall appoint the Secretary. The Secretary shall keep minutes of all meetings and records of all decisions of the MANAGEMENT COMMITTEE. Within fourteen (14) days after each meeting, the Secretary shall forward drafts of the minutes to the Parties within fourteen (14) days thereafter each Party shall return the minutes with its comments to the Secretary who shall within (14) days thereafter forward the final draft to other Party. In addition, the Secretary shall at each meeting, prepare a written summary of any decision made by the MANAGEMENT COMMITTEE for approval and signature by the Parties at the next meeting.

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


MEETINGS

7.3 (a) Not later than the thirty first (31st) day of January of each Year, the Chairman shall prepare and forward to the Parties, a calendar of meetings as agreed by the MANAGEMENT COMMITTEE for that Year.

(b) Unless otherwise agreed by the Parties, the MANAGEMENT COMMITTEE shall meet at the head office of the OPERATOR once every three (3) calendar months or at such other intervals or venue as may be agreed by the MANAGEMENT COMMITTEE. In addition, a meeting will be convened whenever requested by either Party by giving at least twenty-one (21) days notice in writing to the other Party which notice shall specify the matter or matters to be considered at the meeting; or when summoned by the Chairman or by the TECHNICAL ADVISOR as an emergency meeting for which no specified notice period shall be required.

(c) The quorum for any meeting of the MANAGEMENT COMMITTEE shall consist of a minimum of three (3) representatives of the OPERATOR and (3) representatives of the TECHNICAL ADVISOR. The Chairman or his alternate and the Managing Director or his alternate must be present at every MANAGEMENT COMMITTEE meeting for a quorum to be formed. If no such quorum is present, the Chairman shall immediately call another meeting of the MANAGEMENT COMMITTEE giving at least fourteen (14) days written notice of such meetings.

(d) All meetings of the Management Committee shall be called at the instance of the Chairman. This is without prejudice to the secretary requesting for a meeting on behalf of the TECHNICAL ADVISOR.

(e) Within four (4) weeks after the submission of a Joint Programme and Joint Budget by the OPERATOR and the TECHNICAL ADVISOR the MANAGEMENT COMMITTEE shall meet to consider and approve such submission. Should the OPERATOR wish to propose a revision as to certain specific features of the said Work Programme and Budget it shall within four (4) weeks after submission thereof so notify the TECHNICAL ADVISOR in writing specifying in reasonable detail the changes requested and its reasons thereof. The MANAGEMENT COMMITTEE will


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


endeavour to resolve the request for revisions proposed by the OPERATOR. If the OPERATOR has not proposed any revisions in writing within six (6) weeks; then the said Joint Programme and Joint Budget as submitted shall be approved by a unanimous resolution of the MANAGEMENT COMMITTEE. Any portion of a Joint Programme about which the OPERATOR has not proposed a revision shall in so far as possible be carried out as prescribed therein.

PROCEDURES

7.4(a) Except as may be expressly provided for in this Agreement, the MANAGEMENT COMMITTEE shall determine and adopt rules to govern its procedures.

(b) Members attending a meeting of the MANAGEMENT COMMITTEE may be accompanied by advisers and experts to the extent reasonably necessary to assist with the conduct of such meeting. Such advisers and experts shall not vote or in any way participate in decisions, but may contribute in a non-binding way to discussions or debates of the MANAGEMENT COMMITTEE.

(c) All decisions, approval and other actions of the MANAGEMENT COOMITTEE before Payout shall be decided by affirmative vote of at least six (6) of the members; provided, however, that any Joint Budget must be unanimously approved by the MANAGEMENT COMMITTEE.

(d) The Parties shall be bound by, each decision of the MANAGEMENT COMMITTEE duly made in accordance with the provisions of this Agreement.


EMERGENCY AND SPECIAL MATTERS

7.5(a) Any matter which is within the powers and duties of the MANAGEMENT COMMITTEE may be determined by the MANAGEMENT COMMITTEE without a MANAGEMENT COMMITTEE meeting if such matter is submitted by either Party to the Party with due notice and with sufficient information regarding the matter to be determined so as to enable the Parties to make an informed decision with respect to such matter.


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(b) Except for urgent matters referred to in Article 7.5(b), each party shall cast its vote with respect to such matter within twenty-one (21) days of receipt of such notice and such manner of determination shall be followed unless a Party objects, within fourteen (14) days of receipt of such notice, to having the matter determined in such manner. If any Party fails to vote by the expiration of the twenty-one (21) days period for voting, it shall be deemed to have voted in the affirmative. The Secretary shall promptly advise the Parties of the results of such vote and the Secretary shall draft a resolution to be signed as soon as possible by the Parties.

(c) Each Party shall nominate one of its officers as its representative from whom the other Party may seek binding decisions on urgent matters, including, but not limited to on-going drilling operation, by telephone, letter, facsimile transmission, telex or in person and they shall advise each other in writing of the persons so nominated and any changes thereof.

(d) In the event of an emergency requiring immediate operational action, either Party may take all actions it deems proper or advisable to protect its interest and those of its respective employees and any costs so incurred shall be included in the Operating Costs. Prompt notification of any such action taken by a Party and the estimated cost shall be given to the other Party with in forty-eight (48) hours of the commencement of event.

(e) The decisions made pursuant to this Article 7.5 shall be recorded in the minutes of the next scheduled meeting of the MANAGEMENT COMMITTEE, and shall be binding upon the Parties to the same extent as if the matter had been determined at a meeting of the MANAGEMENT COMMITTEE.


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


SUB COMMITTEES

7.6(a) The MANAGEMENT COMMITTEE shall establish exploration, cost verification and technical sub-committees and any other advisory sub committees as it considers necessary from time to time such as finance and budget, and legal/services sub-committees.

(b) Each sub-committee established pursuant to this Article 7.6 shall be given terms of reference and shall be subject to such direction and procedure as the MANAGEMENT COMMITTEE may give or determine.

(c) The MANAGEMENT COMMITTEE shall appoint the members of the sub-committees which shall be comprised of representation from both Parties. The Chairmen and the Secretaries of the sub-committees shall be appointed by the Chairman of the MANAGEMENT COMMITTEE.

(d) The Cost verification sub-committee shall scrutinize, approve and refer to the MANAGEMENT COMMITTEE all cost expenditures of both parties before they are admitted for settlement.

(e) The deliberations and recommendations of any sub-committee shall be advisory only and shall become binding and effective only upon acceptance by the MANAGEMENT COMMITTEE.

7.7 DECISIONS ON APPRAISAL AND DEVELOPMENT PROGRAMS

7.7.1 In the event that an Exploration Well results in a Discovery, the TECHNICAL ADVISOR and/or the OPERATOR shall prepare and submit to the MANAGEMENT COMMITTEE a proposed program of work and budget to be undertaken in order to evaluate the potential of the Discovery. Upon the approval of such proposed program and accompanying budget, or a modified version thereof, by the MANAGEMENT COMMITTEE, the TECHNICAL ADVISOR will proceed to carry out the approved program (hereinafter referred to as the "Appraisal Program") and such Appraisal Program, together with the budget approved for such work, shall be included in the appropriate Joint Programs and Joint Budgets.

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


7.7.2 If as a result of the Appraisal Program, the Discovery appears to be a Commercial Discovery, the Chairman shall call a MANAGEMENT COMMITTEE meeting for the purpose of proposing that the Parties proceed to apply for an Oil Mining Lease. At least forty-five (45) days prior to the date of such MANAGEMENT COMMITTEE such supporting data for the recommendation, including the estimated quantity of reserves, together with a proposed scheme of development and the estimated costs thereof. The MANAGEMENT COMITTEE shall vote to determine whether to proceed to apply for an Oil Mining Lease and on the configuration of the area to be covered by the Oil Mining Lease. In the event that a decision is reached to apply for an Oil Mining Lease, then the OPERATOR with the assistance of the TECHNICAL ADVISOR shall prepare the required application and submit it to the Minister.

7.7.3 As soon as practicable following notice of approval of the application for the Oil Mining Lease, the Chairman shall call a MANAGEMENT COMMITTEE meeting for the purpose of approving a development work program and budget. If not already provided pursuant to Article 7.7.2, the TECHNICAL ADVISOR, not less than thirty (30) days prior to such MANAGEMENT COMMITTEE meeting, shall furnish a proposed program of work and expenditures to be undertaken for the development of the Discovery development of the Discovery to the MANAGEMENT COMMITTEE for approval. The MANAGEMENT COMMITTEE shall then vote on the adoption of a development work program and budget.

7.7.4 Subject to any necessary Government consents, the OPERATOR and/or the TECHNICAL ADVISOR shall be authorised to carry out the approved development work program, such approved development work program hereinafter referred to as the "Development Program".

7.8 LICENCE PROVISIONS

7.8.1 In respect of decisions regarding the surrender of any portion of the Contract Area, the affirmative vote of all the Parties shall be required to determine the area to be so relinquished.

7.8.2 The affirmative vote of all Parties shall be required to relinquish the License.


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


7.9 SUPERVISORY PERSONNEL

The Managing Director and the Operations Manager shall jointly implement the decisions of the MANAGEMENT COMMITTEE and carry out the day-to-day business and affairs on the Contract Area. The following key supervisory positions shall be established:

7.9.1 MANAGING DIRECTOR

(i)    ATLAS shall appoint the Managing Director.

(ii) The Managing Director shall administer all business and affairs on the Contract Area in accordance with the directions of the MANAGEMENT COMMITTEE.

7.9.2 OPERATIONS MANAGER

(i)    SOGW shall appoint Operations Manager.

(ii) The Operations Manager shall oversee all day-to-day operational activities on the Contract Area with the supervision of the Managing Director and in accordance with the directions of the MANAGEMENT COMMITTEE.

7.9.3 FINANCIAL DIRECTOR

(i) Prior to Payout, the Financial Director shall be appointed by SOGW and after Payout he shall be appointed by ATLAS.

(ii) The Financial Director shall be responsible (on behalf of the Technical Advisor prior to Payout and on behalf of the OPERATOR after Payout) for the management of the approved Joint Budgets and shall establish the primary banking relationships for the Parties.


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

7.9.4 FINANCIAL CONTROLLER

(i) Prior to Payout, the Financial Controller shall be appointed by ATLAS and after Payout, he shall be appointed by SOGW.

(ii) The Financial Controller shall have the right to be directly involved and participate meaningfully in the functions and activities of the Financial Director. The Financial Controller shall at all times have access to the books and records relating to the Contract, this Agreement and the Contract Area and shall have the right to cause audits of such books and records to be performed from time to time as he shall deem necessary or appropriate.

7.10 After Payout representation at the MANAGEMENT COMMITTEE shall reflect the participating interests such that 70% of the members are nominated by ATLAS and 30% by SOGW. To avoid fractions of members the membership of the MANAGEMENT COMMITTEE shall be increased to ten (10) such that ATLAS produces Seven (7) members while SOGW produces three (3) members.

This is without prejudice to both Parties reviewing this provision so as to adopt the statusquo prior to payout.

ARTICLE 8

INSURANCE

8.1 All property acquired under the provisions of this Agreement shall be adequately insured in an insurance company of good repute by the Technical Advisor in consultation with the OPERATOR, in its name and that of the OPERATOR with limits of liabilities not less than those required by Nigerian laws and regulations. The premium/premia for such policies shall be included in Operating Costs. All policies shall name the OPERATOR as a co-insured with a waiver of subrogation rights in favour of the OPERATOR.

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

8.2 In case of loss or damage to property indemnification's paid by the insurance companies shall be entirely received by the TECHNICAL ADVISOR for Petroleum Operations. The TECHNICAL ADVISOR shall determine whether the lost or damaged property should be repaired replaced or abandoned. If the decision is to repair or replace, the TECHNICAL ADVISOR shall immediately replace or repair such lost or damaged property .Any excess cost of repair or replacement above the amount reimbursed by the insurance companies shall be regarded as Operating Costs. If the decision is to neither repair nor replace then the proceeds of any coverage shall be credited to Operating Costs. Prior to Payout in the event that the loss or damage is attributed to the TECHNICAL ADVISOR's negligence the excess cost of replacement or repair shall not be reimbursed as Operating Cost.

8.3 The TECHNICAL ADVISOR shall take out and maintain and insurance policy covering any and all damages caused to the parties as a direct or indirect result of the Petroleum Operations. The TECHNICAL ADVISOR shall defend and hold the OPERA- TOR harmless from damages and losses caused to third parties in consequence of the TECHNICAL ADVISOR's negligence or willful misconduct in the performance of this Agreement. Similarly the OPERATOR shall defend and hold the TECHNICAL ADVISOR harmless from damages and losses caused to third parties in consequence of the OPERATOR's negligence or willful misconduct in the performance of this Agreement.

8.4 All insurance policies under this Article 8 shall be based on good international petroleum industry practice.

8.5 In entering into contracts with any sub-contractor for the performance of Petroleum Operations, the TECHNICAL ADVISOR shall require such sub-contractors to take adequate insurance in accordance with Article 8.1 and 8.3 above and to properly indemnify the OPERATOR and TECHNICAL ADVISOR for any damage done and to properly indemnify and hold the OPERATOR and TECHNICAL ADVISOR harmless against claims from third parties.

8.6 The TECHNICAL ADVISOR upon the advise of the OPERATOR shall maintain other insurance policies required under Nigerian Law for the Petroleum Operations.

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

ARTICLE 9

COSTS AND ACCOUNTING

9.1 The Parties designate the Financial Director and the Financial Controller as being exclusively responsible for preparing and maintaining proper books, records and inventories of the Joint Operations which shall be kept in compliance with the Accounting Procedure and with due regard to the requirements of the License and appropriate laws and regulations, the maintenance of all bank accounts holding funds for the Joint Account and the disbursement of such funds.

The Financial Director and the Financial Controller shall further be responsible for preparing and furnishing to the Parties, at Joint Account expense, such financial reports, statements, data and information required pursuant to the License and as may be reasonably required from time to time by the Parties. The Parties shall provide all data required by the Financial Director and the Financial Controller to comply with this provision.

The Financial Controller shall not be prevented from effective participation in the keeping of proper books and accounts of the Joint Operations. The Financial Controller shall at all times have access to the books and records relating to the Contract, this Agreement and the Contract Area and shall have the right to cause audits of such books and records to be performed from time to time as he shall deem necessary or appropriate.

9.2 ACCOUNTING

9.2.1 The Financial Director and the Financial Controller shall maintain records in accordance with accepted accounting practices within the oil industry and shall also maintain whatever records are required to meet Nigerian statutory reporting requirements. These records shall include itemized, accurate accounts and records of production, costs and expenditures arising out of the Joint Operations.

9.2.2 All costs, expenses, credits and related matters and methods of handling the accounting for the Joint Operations shall be in accordance with the provisions of the Accounting Procedure.

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

9.3 The Accounting Procedure is hereby made part of this Agreement. In the event of any conflict between any provision in the main body of this agreement and any provision in the Accounting Procedure, the provision in the main body of this Agreement shall prevail.

9.4 ALLOCATION OF COST RECOVERY RIGHTS

In accordance with the terms of this Agreement, revenues from sale of Petroleum produced from the Contract Area shall be applied and/or distributed in the following manner and order of priority prior to Payout:

9.4.1 Payment of royalties and other obligations pursuant to the terms of the License and/or any Oil Mining Leases resulting therefrom ("Royalties");

9.4.2 Payment of Petroleum Profits Taxes and any other taxes charged to the Parties, whether attributable to operations on the Contract Area or to the Petroleum sold therefrom;

9.4.3 Payment of all actual ongoing costs of production, operating costs, general administrative and overhead costs, fees, Licence payments, duties and local taxes on property and activities associated with the Contract Area provided that cost of services and administrative overheads under paragraph 4.1and 4.2 of Exhibit D are recoverable only once.

9.4.4 Distribution into a reserve fund such funds as may be necessary to pay anticipated future Costs, the amount of such reserve to be established and/or adjusted from time to time by the MANAGEMENT COMMITTEE; and

9.4.5 Any remaining revenues shall be distributed to the Parties as follows:

(i) ATLAS owns seventy percent (70%) interest and SOGW owns thirty percent (30%) interest in the License. ATLAS agrees to shed 30 percentage points out of the 70 percentage points which would otherwise be allocated to it to SOGW until Payout. This shall provide for the recovery of pre-production Petroleum Costs by SOGW. Accordingly, until Payout, SOGW shall receive its 30 percentage points plus 30 percentage points otherwise to be allocated to ATLAS and ATLAS shall receive 40 percentage points.

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(ii) Payout will have been attained when the cumulative 60% deductions from net revenue allocated to SOGW equals total pre-production Petroleum Costs.

ARTICLE 1O  DISPOSAL OF PETROLEUM

10.1 MARKETING OF PETROLEUM

Prior to Payout, neither Party shall have the right to take in kind any Petroleum produced from the Contract Area. All such production shall be marketed and sold under the direction of the MANAGEMENT COMMITTEE.

10.2 NATURAL GAS

The Parties recognize that, in the event of the discovery of Natural Gas, it may become desirable for them to enter into special arrangements for the disposal of the same and they agree that, in such event and upon the request of any of them, their respective representatives shall meet together as necessary to consider their entry into such arrangements and that, if and to the extent that any such arrangements are agreed, they will adopt and undertake the same.

ARTICLE 11 CONFIDENTIALITY AND EXCHANGE OF DATA

11.1 CONFIDENTIAL DATA AND INFORMATION

11.1.1 The Parties agree to keep the terms of this Agreement, commercial, contractual and financial information with respect to or pertaining to the License or the Contract Area, as well as all data and information referred to in Article 14.1 of the Contract (hereinafter referred to as the "Information"), strictly confidential and shall not disclose the Information to any third party, other than an Affiliate, or its attorneys, or agencies delegated by the Federal Republic of Nigeria, without the prior written consent of the other Party and, when the Licenser applicable Nigerian law so requires, the Government.

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11.1.2 The obligation of confidentiality in Article 13.2 shall not apply to:

(i) Information which becomes available to any Party or its respective Affiliates from a third party as a matter of right without restriction of disclosure;

(ii) Information which is, or which becomes, part of the public domain; and

(iii) Information requested by governmental, judicial or financial authorities under the laws, rules or regulations of the United States of America or the Federal Republic of Nigeria.

11.1.3 Nothing in Article 11.1 shall prevent a Party from disclosing Information to:

(i) Employees, Affiliates, consultants, contractors, and subcontractors to the extent required for the efficient conduct of operations on the Contract Area, provided such Information is disclosed on terms which provide for the Information to be treated as confidential by the recipient and, in the case of disclosures to consultants, contractors and sub-contractors, the Party making disclosure obtains from such individuals or entities prior to making disclosure a written confidentiality undertaking no less restrictive than the obligation of the disclosing Party under Article 11.1.1;

(ii) Any bank or financial institution from which a Party may seek financing, after receiving from it a confidentiality agreement; and

(iii) Any recognized stock exchange upon which the shares of the disclosing Party I or an Affiliate, are listed, provided that the Party is required to reveal such information by applicable law or regulation, and to shareholders to the extent a Party must disclose information in an annual or periodic report.

11.1.4 This confidentiality obligation shall continue throughout the term of this Agreement or for five (5) years after a withdrawal by a Party from this Agreement or until (5) years following termination of the License, whichever is the later

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11.2 TRADING RIGHTS

The OPERATOR and/or the TECHNICAL ADVISOR may, only with the prior written approval of the MANAGEMENT COMMITTEE and on such terms and conditions as it may approve, exchange any data and information for other similar data and information and the OPERATOR and/or the TECHNICAL ADVISOR shall promptly provide the Parties with a confirmed copy of the agreement relating to such exchange and all such data and information.

ARTICLE 12 PUBLIC ANNOUNCEMENTS

All press releases or public announcements in connection with or concerning the Joint Operations shall be issued by the OPERATOR, or if approved by the MANAGEMENT COMMITTEE by anyone of the Parties, provided that no such release or announcement shall be issued or made unless prior thereto all the Parties have been furnished with a copy thereof and the approval of the MANAGEMENT COMMITTEE has been obtained; and provided further that any Party may propose making a press release or public announcement and may do so only with the prior, approval (including the proposed text thereof) of the MANAGEMENT COMMITTEE; provided further that notwithstanding any failure to obtain such approval, a Party shall not be prohibited from making any press release, announcement, or report which such Party in good faith and in its sole judgment deems to be required by any applicable laws or regulations or the rules or regulations of any stock exchange on which such Party's shares, or the shares of any of its Affiliates, are listed or dealt in, or the Securities and Exchange Commission of the United States of America.

ARTICLE 13 RELATIONSHIP OF THE PARTIES, TAXES AND ROYALTIES

13.1 The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective and each Party shall be responsible only for its individual obligations hereunder.

13.2 Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable to the other Party for loss of prospective profits, or special, indirect or consequential damages, in connection with this Agreement or with

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respect to any operations related thereto except with regard to established and unremedied breach of dunes under this Agreement.

13.3 Subject to the other provisions of the Contract, this Agreement, the License and any Oil Mining Lease resulting therefrom, the Participating Interests of the Parties shall be owned and held severally and not jointly or collectively, in undivided interests, and each Party waives for itself, and for and on behalf of its successors and assigns, all rights of partition.

13.4 Except as otherwise provided in Article 9.4, each Party is solely and individually responsible for any and all taxes which may become due with respect to that Party's earnings or income resulting from the operations contemplated under this Agreement, as well as from any source (including its own depreciation and amortization policy); provided that each party shall indemnify, defend and hold harmless the other Party from and against any loss, cost or liability arising from that Party's obligations for any such taxes.

ARTICLE 14 ASSIGNMENT

14.1 Neither Party may assign, transfer, divide or otherwise dispose of all or part of its rights or obligations hereunder, except to an Affiliate, without the prior written consent of the other Party. Any assignee or successor shall be bound by the terms of this Agreement, and any assignment shall be subject to any required approvals by the Minister. In the event a Party makes an assignment to an Affiliate, the Party shall promptly notify the other Party of such assignment.

ARTICLE 15 ABANDONMENT

15.1 In so far as the Parties to the License are obligated by any law, rule or regulation to remove from the continental shelf installations, which are no longer in use, the Parties, in order to assure themselves that the funds for the removal of offshore installations will be available when needed, hereby agree that when the MANAGEMENT COMMITTEE shall determine that the current value of existing recoverable reserves (net of royalty and taxes) from the License equals the gross cost of production of such reserves plus the estimated gross cost of removal of such offshore installations, the Parties shall so advise the Minister for the purpose of determining what action should be taken, if any, to ensure necessary resources are available when the Commercial Discovery ceases to produce and the installations need to be dismantled. Each Party shall be liable for its Participating Interest share of the removal costs.

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ARTICLE 16 FORCE MAJEURE

16.1 No Party hereto shall be liable for any failure to perform, or delay in performing, any of its obligations hereunder, to the extent that such performance has been delayed, prevented or otherwise hindered by an event of Force Majeure. For the purpose of this Agreement "Force Majeure" shall include, but not be limited to, hostillities, restraints of rulers or people, revolution, civil commotion strike, labor disturbances, epidemic, accident, fire, lightning, flood, wind, storm, earthquake, explosion, blowout, crater, blockade or embargo, lack of or failure of transportation facilities or any law, proclamation, regulation, or ordinance, demand or requirement of any government or any government agency having or claiming to have jurisdiction over the Parties hereto, or any act of God, or any other act of any government, act or omission of supplier or any other cause, whether of the same or different nature, existing or future, that is beyond the control and without fault or negligence of the Party asserting benefit of this Article.

16.2 In the event Force Majeure causes a suspension of the obligations of any Party, that Party shall give notice as soon as reasonably possible to the other Parties stating the date and extent of the suspension and the nature of the Force Majeure. Any Party whose obligation has been suspended shall take all reasonable steps to remove the Force Majeure situation and shall resume the performance of that obligation as soon as reasonably possible after the removal of the Force Majeure and shall so notify the other Party. Force Majeure as to one obligation is not, per-se. Force Majeure as to any other obligations.

16.3 The settlement of strikes and lockouts shall be entirely within the discretion of the affected Party, and the requirement that Force Majeure shall be remedied with all reasonable dispatch, shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such a course is deemed inadvisable in the discretion of the affected Party.

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ARTICLE 17 GOVERNING LAW AND ARBITRATION

17.1 This Agreement shall be governed by and constructed in accordance with the laws of the Federal Republic of Nigeria, except such provisions hereof which would require the application of the laws of another jurisdiction.

17.2 For purposes of enforcing any arbitration award rendered pursuant to the provisions of Article 17.3 below:

17.2.1 SOGW hereby appoints the Attorney General of the Commonwealth of the Bahamas, as its agent for service of process and hereby waives any claim of lack of jurisdiction of the courts of the Bahamas OVER SOGW or any award, and agrees that any such award shall be enforceable in the Bahamas; and

17.2.2 ATLAS hereby appoints the Attorney General of the Federal Republic of Nigeria as its agent for service of process and hereby waives any claim of lack of jurisdiction of the courts of the Federal Republic of Nigeria over ATLAS or any such award, and agrees that any such award shall be enforceable in the Federal Republic of Nigeria.

17.2.3 Notwithstanding anything contained in the Contract to the contrary, any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be settled before an arbitration committee composer of three arbitrators, one to be appointed by ATLAS and one to be appointed by SOGW, in accordance with the Rules of Reconciliation and Arbitration of the International Chamber of Commerce, with the third arbitrator to be appointed by the two arbitrators appointed by the Parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Geneva, Switzerland, and all proceedings shall be conducted in the English language. A dispute shall be deemed to have arisen when any Party gives notice to the other Party to that effect.

ARTICLE 18 NOTICES

18.1 Any notice to be given hereunder shall be in writing and may be delivered by hand, sent by certified or registered mail or transmitted by cable or facsimile to the relevant address set forth below, or such other address as may be communicated by the relevant Party to the other Party from time to time. Any notice, communication or delivery hereunder shall be deemed to have been duly made when personally delivered to, or when a cable or facsimile has been received at, the address indicated below; or if mailed, when received by the Party charged with such notice at the address indicated below.

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18.2 The relevant addresses for all notices shall be as follows:

If to ATLAS:

ATLAS PETROLEUM INTERNATIONAL LIMITED

No. 1B IBIYINKA  OLORUNNIIMBE CLOSE OFF

AMODU OJIKUTU STREET VICTORIA ISLAND LAGOS NIGERIA

ATTENTION: ENGR. PRINCE ARTHUR EZE

TELEPHONE No: (234)(1)2615296, 2615689 FACSIMILE No:(234)(1)2615689


If to SOGW:

SUMMIT OIL & GAS WORLDWIDE LTD.

2200 ROSS AVENUE, SUITE 4300E, LB170 DALLAS, TEXAS 75201 U.S.A.

ATTENTION: DON V. INGRAM

TELEPHONE No: (214) 220-4300 FACSIMILE No.: (214) 220-4349


Any Party may at any time and from time to time change its address and the person to whose attention notices are to be sent on fifteen (15) days' advance written notice to the other Parties.

ARTICLE 19 MISCELLANEOUS PROVISIONS

19.1 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties; provided, however, this sub-Article shall not be deemed to authorize assignments permitted herein.

19.2 During the term of this Agreement, no Party shall in respect of its Participating Interest create any royalty interest, overriding royalty interest, net profits interest, or other similar interests, out of its Participating Interest hereunder which would in any way affect the Participation lnterest of any of the other Parties.

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19.3 Notwithstanding any other provision in this Agreement, in performing under this Agreement, the OPERATOR, the TECHNICAL ADVISOR or any party acting on behalf of the OPERATOR or the TECHNICAL ADVISOR or refrain from taking any action or agree to take or refrain from taking any action, if such agreement, action or refraining from action would be penalized under Nigerian or United States law regulations. The OPERATOR and the TECHNICAL ADVISOR shall obligate any party acting on their behalf to agree to the provisions of this paragraph.

19.4 None of the rights, requirements or provisions of this Agreement shall be deemed to have been waived by any Party by reason of such Party's failure to enforce any right or remedy granted hereunder or to take advantage of any default and each Party shall at all times have the right to require strict compliance with the provisions of this Agreement.

19.5 At any time the Parties may unanimously agree to amend this Agreement.

19.6 No amendments, changes or modifications to this Agreement shall be valid except if the same are in writing and signed by a duly authorized representative of each of the Parties.

19.7 The Parties acknowledge and agree that the terms and provisions of this Agreement in material part are based upon and specify in greater detail the terms and provisions of this Contract. In the event of any irreconcilable conflict between the terms and provisions of this Agreement and the terms and provisions of the Contract, the terms and provisions of this Agreement shall prevail. In the event of a conflict of the main body of this Agreement with the terms and provisions of any of the other Exhibits attached hereto however, the terms and provisions of the main body of the Agreement shall prevail.

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19.8 If the Contract and this Agreement are terminated prior to Payout, ATLAS shall ensure that all Joint Property is disposed of, in accordance with the directives of the MANAGEMENT COMMITTEE for the benefit of the Joint Account. Any dispositions of Joint Property not in accordance with the directives of the MANAGEMENT COMMITTEE shall be borne by ATLAS who shall account therefore to the Joint Account.

19.9 During the term of this Agreement, in the event Joint Property is stolen or disposed in a manner not in accordance with directives of the MANAGEMENT COMMITTEE through no fault of the Operations Manager, then the cost of replacement of such Joint Property shall be borne by the Parties in accordance with their Participating Interests.

ARTICLE 20

The provisions of Article 27.1 of Exhibit "E" are hereby deleted.

ARTICLE 21

The Contract and all other Exhibits attached to this Agreement are hereby amended to the extent of their inconsistency with this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in triplicate originals by their duly authorized officers as of the day and year first above written.

ATLAS PETROLEUM INTERNATIONAL LTD.

By:
   ------------------------------
Name:
     ----------------------------
Title
     ----------------------------

SUMMIT OIL & GAS WORLDWIDE LTD.

By:
   ------------------------------
Name:
     ----------------------------
Title
     ----------------------------

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

                                   EXHIBIT "A"

[copy of AGREEMENT between ATLAS PETROLEUM INTERNATIONAL LIMITED and SUMMIT PARTNERS MANAGEMENT CO. relating to OIL PROSPECTING LICENSE 75, FEDERAL REPUBLIC OF NIGERIA dated July 17, 1992]




















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

                                   EXHIBIT "B"

[copy of Grant of Oil Prospecting License 75 dated March 27, 1991 from the Minister of Petroleum Resources, Nigeria to Atlas Petroleum Int. Ltd.]

























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

                                    EXHIBIT C
                                       To
                            Joint Operating Agreement
                             dated August 31st, 1992
                                     between
                      Atlas Petroleum International Limited
                                       and
                         Summit Partners Management Co.

                              ACCOUNTING PROCEDURE

The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations carried out under the Agreement. The Parties agree that if any of such methods prove unfair or inequitable, the Parties shall meet and in good faith endeavor to agree on changes in methods as necessary to correct the unfairness or inequity.

A. Definitions

1. "BASE CURRENCY" shall mean United States of America Dollars.

2. "CASH BASIS" means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability or the cost is paid or the right to the benefit is received.

3. "CONTROLLABLE MATERIAL" shall mean material which is subject to record control and inventory. The Technical Advisor or Operator shall furnish a list of types of such materials to the Parties upon request.

4. "MATERIAL " shall mean personal property, including supplies and equipment, acquired and held for use in Joint Operations.

If not specifically defined herein, capitalized terms appearing in this Accounting Procedure shall have the meanings ascribed to them in the Agreement.

B. STATEMENTS

 1. Each Party is responsible for preparing its own accounting and tax reports and for payment of its share of tax obligations to meet the requirements of the Government or any other country, except as otherwise agreed in writing between the Parties. The Technical Advisor shall furnish to the Parties statements and billings in such form as may be reasonably required for the discharge of such responsibilities.

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

2. Unless otherwise specified herein, all monetary sums stated herein, and all sums set out in the statements and reports required herein, shall be prepared and reported both in the currency expended and the Base Currency.

3. Statements shall be in a form that will satisfy the Parties without imposing an undue burden on the Technical Advisor .

4. Unless otherwise agreed or specified by the Management Committee, all statements and billings shall be prepared and submitted on a Cash Basis.

5. Any charges or credits resulting from the sale or transfer of Joint Account fixed assets or from prior transactions chargeable to the Joint Account shall be reported to the Parties in the currency that was originally expended for that item and if different also in the Base Currency.

6. All issues from and recoveries to warehouse stock shall be made at an average price for all such items held in warehouse stock priced in the Base Currency. All charges for purchases of additions to warehouse stock shall be reported in both the currency actually expended for that purchase and if different also in the Base Currency.

7. The Technical Advisor shall submit the following statements to the Parties within thirty (30) days following each Month, reflecting each Party's proportionate share of costs, expenditures and advances made or incurred during that Month and the Calendar Year to date:

         a. A summary of all charges and credits to the Joint Account summarized by appropriate classification indicative of the nature of the charge or credit, except that unusual charges and credits shall be detailed and items of Controllable Material shall be reasonably detailed.

         b. Such other statements as may be subsequently required or agreed to by the Management Committee.

         c. All billings shall be presented in the currencies for each of the classifications as described under Clause B. 7.a above. Each billing shall present the currency rate used in the current Month to convert one currency to the other.

         d. A reconciliation shall be provided to compare the amount of each currency advanced by the Parties with the actual expenditures made in each of the currencies by the Technical Advisor. Any resulting balance of this reconciliation shall be adjusted on the first available Cash Call.

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

C. ADVANCES, PAYMENTS AND INTEREST RECOVERY

1. ADVANCES

         a. The Technical Advisor shall be entitled to request Cash Calls from the Parties in sufficient amounts to meet their proportionate share of all expenditures under the Joint Account with the objective that the requested

         Cash Calls would equal the anticipated expenditures; provided, however, that no Cash Calls shall be made against ATLAS until after Payout, except as specifically permitted in the Agreement.

         b. Requests for Cash Calls shall, be submitted to the Parties not later than the twentieth (2Oth) day of each Month. The Technical Advisor shall advise the Parties of the estimated total cash required for Joint Operations during the succeeding Month and an estimate of the amount required for the next three (3) Months. The total cash requirements shall be stated in the currencies in which expenditures are expected to be made. Forecasts of major expenditures shall be supported by an explanation upon request.

         c. Should the Technical Advisor be required to pay any large sums of money under the Joint Operations which were unforeseen at the time of providing the Parties with said monthly estimates of its requirements, the Technical Advisor may make a written request to the Parties for special advances covering the Parties' share of such payments. Similarly if any specific project is delayed or canceled, the Technical Advisor shall adjust the immediately ensuing Monthly cash advance requests to conform to the new cash requirements.

         d. The Parties shall be required to advance their proportionate share of requirements of each currency in accordance with payment instructions provided by the Technical Advisor by the tenth (10th) of the succeeding Month.

         e. Interest, if any, on Joint Account balances, should they be carried, shall accrue for the benefit of the Parties, provided that interest on costs and expenses recoverable by SUMMIT in computing Payout shall accrue for the benefit of SUMMIT.

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

2. PAYMENTS

Each Party shall be billed for its share of the cost of the Joint Operations in the currency actually expended; provided, however, that no Cash Calls shall be made against ATLAS until after Payout, except as specifically permitted in the Agreement. Expenditures and commitments shall be recorded in the Joint Account in the currency expended by the Technical Advisor. A reconciliation shall be included as part of the Monthly billing as described under Clause B. 7 .d above. Any difference between the amount showing as advanced and expended shall be adjusted on the first available Cash Call.

3. LATE PAYMENTS

If payments due under Clauses C.l and C.2 above, are not paid by the due date then, without prejudice to any of the rights of Operator or Technical Advisor under the terms of the Agreement, such unpaid balance shall bear interest at a rate of ten percent (10%) per annum on the amounts outstanding during the period of non-payment.

D. ADJUSTMENTS

1. Payment of any billings shall not prejudice the right of any Party to question the correctness thereof .

2. Each statement for any Month during any Calendar Year shall be subject to correction or objection by each Party if such correction or objection is made in writing within two (2) Calendar Years after the end of such Calendar Year, with adequate specification of the item or items corrected or objected to and the reason for the correction or objection. Each statement that is not so corrected or objected to before the end of the said period of two (2) Calendar Years shall thereafter be final and conclusive except for adjustments resulting from physical inventory as provided in this Accounting Procedure.

E. CURRENCY EXCHANGE It is the intent of this Agreement and Accounting Procedure that neither the Technical Advisor nor Operator shall experience any gain or loss on the exchange or conversion of currencies.

The applicable exchange rate shall be the "Oil Rate" as published each month by the Central Bank of Nigeria.

F. AUDITS

Each of the Parties shall have the right at its sole expense to conduct an annual audit of the Joint Account and records relating to the accounting hereunder for any Calendar Year within twenty-four (24) Months next following the end of such Calendar Year. In this connection the auditing Parties shall have full access to all Joint Account books and records

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

kept for the Joint Operations. The auditing Parties agree to restrict the number of auditors representing each Party to only those reasonably required. The conducting of an audit shall not extend the time for the taking of written exception to, and the adjustment of, the Joint Account under Clause
D.2 above.

As an alternative to the foregoing and, within the time limits set out above, the Management Committee may decide, but not more frequently than once per Calendar Year, to require the Financial Director to cause an audit of its books and accounts to be conducted by a firm of independent auditors possessing a good international reputation.

If any Party desires to make an audit, it shall give the Financial Director and the other reasonable written notice prior to the date such audit is to start. If any party elects not to participate in the audit, it shall still be bound by the findings of the audit. The auditing Parties shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to the Technical Advisor or Operator. The auditing Parties shall provide the Financial Director with the audit report no later than sixty (60) days after completion of the audit and the Financial Director shall reply to the auditing Parties' audit report within sixty (60) days after receipt of the audit report.

G. CHARGEABLE COSTS AND EXPENDITURES

The Financial Director shall charge the Joint Account for all costs necessary to conduct the Joint Operations which are included in an approved Joint Budget or are otherwise incurred in accordance with the terms of the Agreement. Such costs shall include, but shall not be limited to:

1. LICENSE PAYMENTS

Expenditures necessary to acquire and to maintain rights to the Contract Area.

2. LABOR AND RELATED COSTS

Salaries and wages of employees of the Operator and the Technical Advisor who are directly engaged in the conduct of the Joint Operations, whether temporarily or permanently assigned in the Federal Republic of Nigeria or elsewhere, as well as the cost of employee benefits, customary allowances and personal expense incurred under the Operator's or the Technical Advisor's usual practice, and amounts imposed by Government authorities which are applicable to such employees.

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3. MATERIAL

Material purchased or furnished by the Operator or the Technical Advisor for use in Joint Operations as provided under Clause H below.

4. EMPLOYEE RELOCATION COSTS

         a. Transportation of personal effects of employees and their families and other related costs such as expediting, crating, dock charges, inland and ocean freight and unloading at destination.

         b. Transportation of employees and their families as required in the conduct of Joint Operations.

         c. Relocation costs to and from (except when employee is reassigned to another foreign location) the general vicinity of the Contract Area of employees permanently or temporarily assigned to the Joint Operations, in accordance with the Operator's or the Technical Advisor's usual practice.

5. SERVICES

         a. Contract services, including the charges for services provided by Technical Advisor or its Affiliates in accordance with the provisions of the Agreement and Exhibit D, professional consultants, and other services procured from outside sources.

         b. Use of equipment and facilities furnished by the Operator or the Technical Advisor at rates commensurate with the cost of ownership or rental, and the costs of operation thereof.

6. DAMAGES AND LOSSES TO JOINT PROPERTY

All costs or expenses necessary for the repair or replacement of Joint Property resulting from damages or losses incurred by fire, flood, storm, theft, accident or any other cause. The Technical Advisor or Operator shall furnish the Parties notice of damage or losses in excess of Fifty Thousand U.S. Dollars ($50,000) each, as soon as practicable.

7. INSURANCE

         a. Premiums for insurance approved by the Management Committee except that the Parties not participating in any optional insurance shall not share in the costs of such insurance.

         b. Credits for settlements received from the insurance carrier and others; however, if some Parties do not participate in the insurance they shall not share in any such settlements.

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

         c. Actual expenditures incurred in the settlement of all losses, claims, damages, judgements, and other expenses for the benefit of the Joint Operations.

8. LEGAL EXPENSE

All costs or expenses of handling, investigating and settling litigation or claims arising by reason of the Joint Operations or necessary to protect or recover the Joint Property, including, but not limited to, attorney fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims.

9. DUTIES AND TAXES

All duties, levies, and taxes (except taxes based on income), fees and government assessments of every kind and nature (other than those on profits or income of the Parties).

10. OFFICES, CAMPS AND MISCELLANEOUS FACILITIES

The cost of equipping, furnishing, maintaining and operating any offices, suboffices, camps, shore bases, warehouses, housing and other facilities directly serving the Joint Operations. If such facilities serve operations in addition to the Joint Operations, the net cost shall be allocated to the properties served on the basis of time sheets maintained by the personnel who work in such facilities unless the Management Committee shall agree on an alternate method of allocation.

11. PROFESSIONAL AND ADMINISTRATIVE SERVICE EXPENSE

The cost of professional and/or administrative services provided by the Technical Advisor, including, but not limited to, accounting, tax, treasury, and computer services, which the Technical Advisor may use in lieu of having to hire its own employees, when such services are for the direct benefit of the Joint Operations and have been requested by the Technical Advisor.

12. SCIENTIFIC OR TECHNICAL PERSONNEL

The cost of scientific or technical personnel of the Technical Advisor or scientific or technical consultants, for performance of services for the benefit of Joint Operations.

13. PERSONNEL TRAINING COSTS

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

All costs and expenditures incurred for training and developing personnel in accordance with the provisions of the Agreement and Nigerian law.

14. OTHER EXPENDITURES

Any other expenditures not covered or dealt within the foregoing provisions which are incurred by the Operator or the Technical Advisor for the necessary and proper conduct of the Joint Operations.

H. MATERIAL

1. Material purchased or furnished by the Operator or the Technical Advisor shall be charged at net cost incurred by the Operator or Technical Advisor. Net cost shall include but shall not be limited to, such items as transportation, duties, license fees, discount, inventory storage costs and applicable taxes.

2. New Material (Condition "1") transferred from the Operator's or the Technical Advisor's stock or other properties shall be priced at new purchase net cost determined in accordance with Clause H.l above. Good used Material (Condition "2"), being used Material in sound and serviceable condition, suitable to reuse without reconditioning, shall be priced at seventy-five percent (75 %) of such new purchase net cost. Used Material which cannot be classified as Condition "2" shall be priced at a value commensurate with its use.

3. When Material is temporarily transferred and its service to the Joint Account does not result in reduction in price under Clause H.2 above, such Material shall be priced on a basis that will leave a net charge to the Joint Account consistent with the value of the service rendered.

I. DISPOSALS

1. Neither the Operator nor the Technical Advisor shall be under any obligation to purchase the interest of the Parties in new or used surplus Material. Operator and/or the Technical Advisor shall have the right to dispose of surplus Materials but shall advise and secure prior agreement of the Management Committee of all proposed dispositions of Materials the cost of which, in the aggregate, exceeded Fifty Thousand U.S. Dollars ($50,000).

2. Proceeds from all sales shall be credited to the Joint Account at the net amount actually collected.

J. INVENTORIES

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

 1. Inventories shall be taken by the Technical Advisor or Operator of all Controllable Material at least annually. The Technical Advisor or Operator shall give ninety (90) days' written notice of its intention to take such inventories to allow the Parties to be represented when any inventory is taken. Failure of any Party to be represented shall bind such Party to accept the inventory taken by the Technical Advisor or Operator.

2. Reconciliation of the inventory with the Joint Account shall be made and a list of overages and shortages shall be furnished to the Parties within ninety (90) days after the last day of the inventory. Inventory adjustments shall be made to the Joint Account.

 3. Whenever there is a sale or change of interest in the Joint Property, a special inventory may be taken by the Technical Advisor or Operator, and the seller shall bear all of the expense thereof. In such case, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

K. PARTY PROPERTY

Whenever the Management Committee so agrees, the Operator or the Technical Advisor may utilize in Joint Operations equipment and/or facilities belonging to any Party hereto. For the use of such equipment and/or facilities the Joint Account shall be charged a rental rate as agreed upon by the Management Committee on the basis of actual usage on or service to the Joint Operations at rates commensurate with the cost of ownership and operations.



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

                                    EXHIBIT D
                                       to
            Joint Operating Agreement dated August 31st, 1992 between
                    Atlas Petroleum International Limited and
                         Summit Partners Management Co.

                               TECHNICAL SERVICES

The purpose of this exhibit is to describe the services to be provided by SUMMIT as the Technical Advisor, together with the charges and fees for such services.

I        DEFINITIONS

Except as otherwise defined herein, the terms used herein shall have the same meaning as set forth in the Agreement.

II       TECHNICAL SERVICES AND ADVICE

2.1 DESIGNATION

In accordance with Article 5 of the Agreement, the Parties designate SUMMIT as Technical Advisor for the License and SUMMIT agrees to accept and perform the responsibilities and duties associated therewith.

2.2 DUTIES AND RESPONSIBILITIES

The Technical Advisor will have the general responsibility of providing, by itself or through Affiliates, services and technical and operational expertise necessary or appropriate for the conduct of Joint Operations on the Contract Area, including without limitation the recruitment of necessary experts and technical personnel. In this regard, the Technical Advisor shall be responsible for such matters as geological and geophysical services, interpretation and supervision; drilling and completion services and supervision; testing and producing services; shore based equipment, warehousing, etc; engineering services and facilities, including reservoir management and gas compression facilities; and maintaining the Joint Account prior to Payout. Without limiting the generality of the foregoing, the Technical Adviser shall:

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

2.2.1 Perform Joint Operations in accordance with the provisions of the Agreement and the instructions of the Management Committee;

2.2.2 Conduct all Joint Operations in a diligent, safe and efficient manner in accordance with Nigerian law and good and prudent oil field practices and conservation principles generally followed by the international petroleum industry under similar circumstances;

 2.2.3 Prepare and submit to the Management Committee the proposed Joint Programs, Joint Budgets and AFEs, and perform other duties as assigned;

2.2.4 Permit the representatives of any of the Parties to have at all reasonable times and at their own risk and expense reasonable access to the Joint Operations with the right to observe all such Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

2.2.5 Take all necessary and proper measures for the protection of life, health, the environment and property in the case of an emergency; provided, however, the Technical Advisor shall immediately notify the Parties of the details of such emergency and measures; and

2.2.6 In accordance with the Agreement and Article 2.4 hereof, provide ATLAS with assistance and guidance in the development and execution of training plans and programs in order to develop competent Nigerian personnel.

2.3 WORKING RELATIONSHIP

2.3.1 In the conduct of the Joint Operations contemplated in the Agreement, the Technical Advisor and ATLAS shall fully consult with each other on a regular basis, in a harmonious manner and as frequently as may be required, for the purpose of reviewing and scheduling the activities being carried out under this Agreement.

2.3.2 Nothing contained herein shall be construed as representing any assignment by ATLAS of its responsibility as Operator of the License. Technical Advisor shall always fulfill its responsibilities and perform the duties described herein under the general direction of the Management Committee.

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

2.4 TRAINING

In addition to providing the services specified hereinabove, the Technical Advisor shall, in accordance with training plans and programs approved by the Management Committee, do all that can be reasonably required to result in each Nigerian employee of the Operator reaching the highest possible level of qualification. Without limiting the generality of the foregoing, it is contemplated that the Technical Advisor shall:

2.4.1 assist ATLAS in the development of training programs, both for individuals and groups of trainees,

2.4.2 assist ATLAS in the evaluation and selection of training opportunities and materials such as industry seminars, specialty training, commercial programs, etc.,

2.4.3 assist ATLAS in the development of individual programs for the provision of formal university education for its employees, especially in the fields of the earth sciences, engineering, computing and/or finance,

2.4.4 assist ATLAS in the periodic evaluation of the progress of trainees, including the development of meaningful evaluation criteria,

2.4.5 provide on-the-job training opportunities to qualified employees, in Nigeria where possible, and at foreign locations if necessary to provide the required training,

2.4.6 provide coordination and support services to trainees and students receiving training in foreign locations where SUMMIT has the required staff and facilities to provide such services,

2.4.7 bring to Nigeria and present training courses and programs which have been found to be successful elsewhere in the training and development of petroleum personnel,

2.4.8 provide to the Nigerian employees of ATLAS training in SUMMIT's sole discretion either in the U.S.A. or through its international network of branches or subsidiaries,

2.4.9 furnish such operational and procedural manuals, circulars and other publications prepared and used by the Technical Advisor as the Technical

Advisor may in its sole discretion determine to be relevant to ATLAS' business, and

2.4.10 provide technical assistance in connection with the computerization projects of ATLAS.

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

2.5 NOMINATION OF TRAINEES, PROGRAMS AND COSTS

ATLAS shall nominate all candidates for training and development carried out under this Agreement. All training shall be conducted in conformance with training programs and budgets approved by the Management Committee and the costs thereof shall be borne by the Joint Account.

2.6 SUBCONTRACTORS

SUMMIT may subcontract any of the services to be provided hereunder to a parent company, Affiliate, subsidiary or third party.

III ESTABLISHMENT OF PRESENCE IN NIGERIA

3.1 OFFICES AND EMPLOYMENT

ATLAS will provide offices for the Technical Advisor in Nigeria. The number of employees required to perform such services will be at the sole discretion of the Technical Advisor; however, the Technical Advisor will employ no more than the number of employees which may reasonably be required to carry out such services.

3.2 PERSONNEL

Any of SUMMIT's or its Affiliates' personnel performing services to be provided by the Technical Advisor hereunder shall remain at all times the employees of SUMMIT or its Affiliates and shall not, for any purposes, be regarded as employees of ATLAS. SUMMIT or its Affiliates shall remain solely responsible for the payment of their salaries and benefits. SUMMIT may, at any time, transfer and replace any such personnel.

3.3 VISAS AND WORK PERMITS

3.3.1 ATLAS pledges, if necessary, to use its good offices to assist in obtaining any visas, work permits or other like permits which may be required by the Government in connection with the use by the Technical Advisor of necessary expatriate employees in performing services for ATLAS as Technical Advisor hereunder.

3.3.2 SUMMIT pledges, whenever necessary, to use its good offices to assist in obtaining any visas, work or other like permits which may be required by the U.S. Government in connection with the training of Nigerian personnel.

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

IV REIMBURSEMENT OF SERVICE5

 4.1 COST OF SERVICES

The Technical Advisor shall charge the Joint Account for the costs of providing the services described in this Exhibit. Such charges shall be in accordance with the Accounting Procedure of the Agreement and shall be subject to recovery out of the proceeds from the sale of Petroleum. The Parties agree that charges made by the Technical Advisor hereunder are expected to reflect one hundred five percent (105 %) of its actual cost of providing such goods and/or services.

 4.2 ADMINISTRATIVE OVERHEAD

In addition to the costs chargeable under the Accounting Procedure of the Agreement, the Technical Advisor shall charge monthly to the Joint Account a percentage of the total capital and operating expenditures, excluding charges for License payments, duties, levies and/or taxes and foreign exchange adjustments and Administrative Overhead itself , as follows:

Nature of Expenditure                                      Overhead %
---------------------                                      ----------
Exploration & Appraisal Drilling                              8%

Development Expenditures
(platforms, pipelines, producing wells, etc.)                 6%

Operating Expenses                                            5%

Administrative Overhead represents the overhead costs of the Technical Advisor's parent company and Affiliated Companies which, according to generally accepted accounting practices, are attributable and allocable to the Joint Operations. The Technical Advisor warrants that any overhead costs allocated and charged hereunder does not or will not duplicate any parent company or Affiliated Company direct charges billed under the Agreement.

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

                                    EXHIBIT E
                                       to
                            Joint Operating Agreement
                             Dated August 31st, 1992
                                     Between
                      Atlas Petroleum international Limited
                                       and
                           Summit Partners Management

                       PROVISIONS APPLICABLE AFTER PAYOUT

After Payout, the terms and provisions of this EXHIBIT E shall become applicable to operations on the Contract Area.

                                   ARTICLE 22

                             ADDITIONAL DEFINITIONS

22.1 "CASH CALL" means any request for an advancement of cash to be made to the Parties in accordance with Article 23 and the Accounting Procedure to provide funds for the Joint Operations.

22.2 "COMPLETION" means an operation intended to complete a well through the Christmas tree as a producer of Petroleum in one or more Zones, including, but not limited to, the setting of production casing, perforating, stimulating the well and production testing conducted in such operation. Complete and other derivatives shall be construed accordingly.

22.3 "DEEPENING" means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated APE, whichever is deeper. Deepen and other derivatives shall be construed accordingly.

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

22.4 "DELIVERY POINT" means the place of delivery , designated by the Management Committee, at which point each party shall assume its separate title to and risk of loss of offtake production from the Contract Area.

22.5 "PLUGGING BACK" means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone. Plug Back, and other derivatives shall be construed accordingly.

22.6 "RECOMPLETION" means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore. Recomplete and other derivatives shall be construed accordingly.

22. 7 "REWORKING" means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well. Rework and other derivatives shall be construed accordingly.

22.8 "SIDETRACKING" means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole. Sidetrack and other derivatives shall be construed accordingly.

22.9 "SOLE RISK DEVELOPMENT" means development operations conducted pursuant to the provisions of Article 26.

22.10 "SOLE RISK DRILLING" means drilling operations conducted pursuant to the provisions of Article 26.

22.11 "SOLE RISK PROJECT" means an operation conducted pursuant to Article 26 on behalf and at the risk, cost and expense of less than all the Parties.

22.12 "SOLE RISK PARTY(IES) " means a Party or Parties (comprising less than all of the Parties) on whose behalf and at whose risk, cost and expense, a Sole Risk Project is being conducted under the provisions of this Agreement.

22.13 "ZONE" means a stratum of earth determined to be correlatable by specific wells as containing or thought to contain a common accumulation of Petroleum separately producible from any other accumulation of Petroleum.


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

                                   ARTICLE 23

                                   CASH CALLS

23.1 Requests for Cash Calls and payments in response thereto shall be made in accordance with the Accounting Procedure.

23.2 Each Party shall provide the type of currency requested by the Financial Director and deposit such funds in the bank accounts specified by the Financial Director

23.3 The Technical Advisor may make special Cash Calls which are approved by the Management Committee if unforeseen expenditures develop. Such approved special Cash Calls shall be paid as directed by the Technical Advisor within ten (10) Days after receipt of notice thereof by the Parties.

23.4 The Financial Director shall account for all sums advanced, and for all charges and commitments made to the Joint Account and shall provide monthly billings to the Parties as specified in the Accounting Procedure.

                                   ARTICLE 24

                                     DEFAULT

24.1 FAILURE TO PAY

24.1.1 Should any Party (hereinafter called "Defaulting Party") fail to pay in full its share of any estimated cash requirements as provided in Article 23 or any amounts otherwise payable by it under this Agreement (hereinafter referred to as "Defaulted Amount") by the due date, such Defaulting Party shall be considered to be in default. The Financial Director shall immediately issue notice to and consult with the Defaulting Party and, if then necessary in the Financial Director's opinion, shall:

     (i)  issue notice to the non-defaulting Parties of such default; and

     (ii) make a supplemental Cash Call in respect of the Defaulted Amount to such non-defaulting Parties.

24.1.2 If such default continues for more than six (6) Business Days following the receipt of such supplemental Cash Call by the non-defaulting Parties (receipt for these purposes being deemed to be within one Day of the making of the Cash Call), then each non-defaulting Party shall pay on the Business Day next following such sixth business Day a share of the Defaulted Amount in the proportion that its Participating Interest bears to the total of the Participating

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

Interests of the non-defaulting Parties and, without detracting from the obligations of the Defaulting Party, shall thereafter, if the Defaulting Party continues to default or fails to pay in the future, continue to pay, in addition to its own share of subsequent Cash Calls, the same proportion of the Defaulting Party's shares of all subsequent Cash Calls until the default has been remedied as provided in Article 24.2. The non-defaulting Parties sha11 have a right of action against the Defaulting Party, among other things, for all monies paid out hereunder and any interest due thereon by such non-defaulting Parties on account of the Defaulting Party's failure to pay.

24.1.3 Should any non-defaulting Party fail to make any payment required under the terms of Article 24.1.2, such failure to pay shall likewise be a default under the provisions of this Agreement and the provisions of this Article shall apply, mutatis mutandis, to such default.

24.2 REMEDY OF DEFAULT

The Defaulting Party shall have the right to remedy the default by payment in full to the Financial Director of all amounts in respect of which the Defaulting Party is in default together with interest thereon calculated on a day-to-day basis at a rate which shall be five percent (5% ) per Month, from and including the due date for payment of such amounts until the actual date of payment to the Financial Director. To the extent such amounts in default shall have been paid by any non-defaulting Party pursuant to Article 24.1.2, the Financial Director shall promptly reimburse such amounts to such non-de-faulting Party together with the interest thereon. To the extent that such amounts in default may not yet have been paid by the non-defaulting Parties, interest paid by the Defaulting Party shill be settled outside the Joint Account but in related records, among the non-defaulting Parties who have so contributed, in proportion to their actual contributions in respect of the Defaulted Amount.

24.3 CONTINUATION OF DEFAULT

24.3.1 Should the default continue for more than six (6) Business Days, then the Defaulting Party shall forfeit for as long thereafter as the default shall persist:

         (i) all of its rights under this Agreement to vote and to attend meetings of or otherwise participate in decisions taken by the Management Committee, and decisions of the Management Committee shall be made by excluding the members of the Management Committee appointed by the Defaulting party;

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

         (ii) all of its rights to Petroleum produced or otherwise deliverable to it until the non-defaulting Parties have recovered the amount in default; and

         (iii) all of its rights of access to data and information it would otherwise be entitled to; (iv) which rights shall (subject to the necessary consents of the Government) vest in the non-defaulting Parties in proportion to their respective contributions under Article
         24.1.2 in respect of any payment obligations of the Defaulting Party.

24.3.2 Should final abandonment of the Joint operations occur within ten (10) Calendar Years of the default then, notwithstanding any forfeiture under this Article, the Defaulting Party shall remain liable for its Participating Interest share of the abandonment costs, provided always that if the final abandonment occurs more than ten (10) Calendar Years after the default, but the total revenues, net of surface rental, royalties, capital and operating costs which accrue from the Participating Interest so forfeited from the time the Defaulting Party were considered to be in default to the time of abandonment are less than the share of abandonment costs attributable to the Participating Interest so forfeited, the Defaulting Party shall remain liable for the difference between such revenues and such and such share of abandonment costs, and the Defaulting Party shall be obligated hereby to keep in place any security which hereafter may be required under applicable laws and regulations, or any agreement with the Minister relating to abandonment costs.

ARTICLE 25

DISPOSAL OF PETROLEUM

25.1 Right and Obligation

Subject to the other provisions of the Agreement, including this Exhibit, in respect of any Oil Mining Lease:

25.1.1 SUMMIT shall have the right to take and receive thirty percent (30% ) of all Petroleum produced from each Oil Mining Lease and ATLAS shall have the right to take and receive seventy percent (70% ) of all Petroleum produced from each Oil Mining Lease; and

25.1.2 each Party shall have the right to take in kind at the Delivery Point, at which point measurement shall be made and separately, at its own expense, dispose of its share in the total quantities of Petroleum available under an Oil Mining Lease and this Agreement, provided always that the Operator and/or the Technical Advisor shall have the right

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

to use in any operations relating thereto as much of such Petroleum as may be needed by it therefor and the quantities to be so used shall be excluded from the forecasts to be provided by the Operator and/or the Technical Advisor.

25.2 OFFTAKE PROCEDURE

Prior to the commencement of production of Crude on, the Management Committee shall adopt a written offtake procedure which shall establish procedures for nominating specific offtakes of Crude Oil on a periodic basis by each Party.

25.3 INABILITY TO DISPOSE

25.3.1 Subject to offtake procedures to be agreed, in the event that any Party shall consider that it will be unable for any reason to take in kind and separately dispose of the whole or any part of its share of the total quantities of Petroleum (other than Natural Gas) which the Operator and/or Technical Advisor has estimated to be available for the relevant period it shall, within twenty (20) Days or the estimate being submitted to the Parties, notify the other Parties to that effect, stating the quantities that it will be unable so to take. The other Parties shall thereupon have the right, exercisable by giving counter-notice within twenty (20) Days of receiving the said notification, to purchase the whole or any part of quantities so notified, subject to reaching agreement with the notifying Party as to the price and terms therefor.

25.3.2 If two or more of the other Parties wish to purchase quantities hereunder, each of them shall be entitled (subject to each of them giving notice and reaching agreement with the notifying Party as to the price and terms therefor) to purchase, first, any quantities required by it which do not exceed the proportion of the notified quantities which its share of Petroleum bears to the total share of Petroleum of those Parties and, secondly, any quantity required by it in excess thereof (or the appropriate proportion), if any, to the extent this is not required and purchased by the other Parties.

25.3.3 In the event that the whole or any part of such notified quantities shall not be purchased as aforesaid, the notifying Party shall be deemed to be unable to lift the unpurchased quantities and the provisions of Article
25.4 shall apply.

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

25.4 FAILURE TO LIFT CRUDE OIL

In the event that any Party should find itself unable for any reason to lift such quantities of Petroleum as are to be lifted by it in accordance with offtake procedures to be agreed, it shall forthwith notify the other Parties to that effect and unless otherwise agreed or provided for in the said offtake procedures such quantities of Petroleum shall not be produced and shall remain and accrue for and to the benefit of all Parties (including the Party unable to lift as aforesaid) according to their respective shares of Petroleum to which they are entitled hereunder.

                                   ARTICLE 26

                       SOLE RISK DRILLING AND DEVELOPMENT

26.1 SOLE RISK PROJECTS

26.1.1 Except as provided under this Article, no work shall be done in the Contract Area other than as provided for in the annual Joint Program approved by the Management Committee in accordance with the provisions of Article 8.5 and Article 9 (hereinafter an "Approved Work Program").

26.1.2 Any willing Party ("Sole Risk Party") may request the carrying out of drilling at its sole risk ("Sole Risk Drilling") or development at its sole risk ("Sole Risk Development") (either being a "Sole Risk Project") in accordance with the provisions of this Article.

26.1.3 Subject to Article 26.6 and 26.8, no Sole risk Project may be carried out if it is substantially similar to or conflicts with all or part of any program approved by the Management Committee. Furthermore, subject to Article 26.6, no Sole Risk Drilling may be carried out if it is substantially similar to or conflicts with any Minimum Work Ob1igations.

26.1.4 All costs (other than those necessarily expended on any Approved Program) arising from a rig remaining on location as the result of the proposal of a Sole Risk Project or carrying out of a Sole Risk Project shall be borne by the Sole Risk Parties.

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

26.2 TYPES OF SOLE RISK PROJECTS

Only the following types of Sole Risk Projects may be proposed:

26.2.1 Subject to Article 26.6, Sole Risk Drilling consisting of:

(a) The drilling of an Exploration Well or the Completion, Deepening , Plugging Back, Recompletion, Reworking or Sidetracking of a suspended Well, neither of such Wells being inside the interpreted closure of any geological structure or stratigraphic trap on which a Well has been drilled and a Discovery of potential commercial significance has been found; or

(b) the drilling of an Exploration Well or the Completion, Deepening, Plugging Back, Recompletion, Reworking, or Sidetracking of a suspended Well, such Wells being inside the interpreted closure of any geological structure or stratigraphic trap on which a Well has been drilled and a Discovery of potential commercial significance has been found but which Well is drilled, Completed, Deepened, Plugged Back, Recompleted, Reworked or Sidetracked to a different stratigraphic level to that in which such Discovery was found within that interpreted closure and which is not Completed in the Zone in which such Discovery was found, provided always that the approval of the Management Committee shall be required before any such drilling, Completion, Deepening, Plugging Back, Recompletion, Reworking, Sidetracking or geophysical work is carried out; or

(c) the Completion, Deepening, Plugging Back, Recompletion, Reworking, or Sidetracking of a Well which is being drilled, provided that, any test program previously agreed by the Parties must have been carried out and the Parties informed of its results and the decision of the Management Committee has been taken to abandon the Well before any such Completion, Deepening, Plugging Back, Recompletion, Reworking, or Sidetracking is carried out unless the Management Committee otherwise agrees; or

(d) the drilling of an Appraisal Well inside the interpreted closure of any geological structure or stratigraphic trap on which a Well has been drilled and a Discovery of potential commercial significance has been found.

26.2.2 Subject to Article 26.8, Sole Risk Development consisting of the development of a Discovery.

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

26.3 RIGHTS AND OBLIGATIONS OF SOLE RISK PARTY

26.3.1 Any Sole Risk Project shall be carried out at the sole risk, cost and expense of the Sole Risk Party. If there is more than one Sole Risk Party, their interest in the Sole Risk Project (hereinafter referred to as the "Sole Risk Interest") shall be in the ratio of their Participating Interests in this Agreement, or in such other proportion the Sole Risk Parties may agree.

26.3.2 The Sole Risk Party shall exercise all necessary precautions to ensure that a Sole Risk Project does not jeopardize, hinder or unreasonably interfere with the Joint Operations, provided that a Sole Risk Development shall have priority over all Joint Operations, except that Minimum Work Obligations and Joint Operations commenced prior to the approval of the Sole Risk Development program shall have priority over such Sole Risk Development.

26.3.3 The Sole Risk Party shall:

         (a) indemnify and hold hamrm1ess the other Party or Parties ("Non-Sole Risk Party") against all actions, claims, demands and proceedings whatsoever brought by any third patty (including without limitation any employee of the Sole Risk Party) arising out of or in connection with the Sole Risk Project; and

         (b) insofar as it may be within its control, keep the License free from all liens, charges and encumbrances which might arise by reason of the Sole Risk Project; and

         (c) further indemnify the Non-Sole Risk Party against all damages, costs, losses and expenses whatsoever directly or indirectly caused to or incurred by it as a result of anything done or omitted to be done in the course of carrying out such Sole Risk Project, excepting only (i) damage inflicted to the sub-surface including any reservoir and (ii) consequential damages. The approval of the Management Committee under
                  Article 26.2.1 (b) shall not constitute a waiver of these Provisions.

         26.3.4 The Sole Risk Party wishing to use Joint Property for a Sole Risk Project shall give notice to the other Parties starting the purposes for which the Joint Property is to be used. Within thirty (30) Days after such notice (or in the case of Sole Risk Drilling where a rig is on location within no more than eighteen (18) hours or such longer time as such notice may specify), the Management Committee shall decide whether such Sole Risk Party shall be authorized to so use Joint Property and, if so, the terms and conditions upon which it may be used. The use of Joint

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

         Property shall not be unreasonably withheld and the charges for such use shall be on a reasonable and equitable basis.

26.3.5 The Sole Risk Party shall be entitled to use for a Sole Risk Project any data and information which it owns jointly with the Non-Sole Risk Party. Data and information obtained in respect of Sole Risk Drilling, undertaken pursuant to Article 26.2.1, shall be made available to the Non-Sole Risk Party but shall remain the property of the Sole Risk Party, until and in the event that the Non-Sole Risk Party discharges in full its liability to the Sole Risk party under Article 26.7 when such data and information shall become the joint property of the Party discharging such liability and the Sole Risk Party.

26.4 OPERATORSHIP

26.4.1 A Sole Risk Project will be carried out by the Technical Advisor on behalf of the Sole Risk Party under the Provision, of this Agreement:

(a) in the case of Sole Risk Drilling, the Technical Advisor and/or the Operator may decline to carry out the Sole Risk Drilling; and

(b) in the case of Sole Risk Development, the Technical Advisor and/or the Operator will not carry out the Sole Risk Development unless all the Parties agree that the Technical Advisor shall carry out such development.

26.4.2 Notwithstanding the provisions of Article 26.4.1, and subject to the provisions of Article 26.3.4, if a Sole Risk Project involves the use of substantial items of Joint Property ( e.g ., use of a jointly owned production platform or trunk pipeline), such Sole Risk Project will be carried out by the Technical Advisor on behalf of the Sole Risk Party under the provisions of this Agreement.

26.4.3 If, pursuant to Article 26.4.1, a Sole Risk Project is not carried out by the Technical Advisor, such Sole Risk Project will be carried out by the Sole Risk Party , and in respect of the conduct or such Sole Risk Project, such Sole Risk Party shall, unless the context otherwise requires, be deemed to be the operator for the Sole Risk Project and the provisions of this Agreement dealing with the rights and obligations of the Operator and Technical Advisor shall apply MUTATIS MUTANDIS.


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

26.5 CARRYING OUT OF SOLE RISK PROJECTS

In connection with any Sole Risk Project:

26.5.1 the Sole Risk Project will be carried out under the overall supervision and control of the Sole Risk Party in lieu of the Management Committee; and

26.6.2 No Sole Risk Drilling under Article 26.2. (d) may be proposed unless:

(a) the Management Committee has voted against or failed to vote in favor of a proposal to instruct the Technical Advisor to prepare an Appraisal Program in respect of the interpreted closure of any geological structure or stratigraphic trap on which a well has been drilled and a Discovery of potential commercial significance has been found or, having so instructed the Technical Advisor, has voted against or failed to vote in favor of such a program within ten (10) Days of its submission to the Management Committee; or

(b) the Management Committee has voted against or failed to vote in favor of a proposal to instruct the Technical Advisor to prepare a Development Program in respect of the interpreted closure of any geological structure or stratigraphic trap on which a well has been drilled and a Discovery of potential commercial significance has been found to be present and no party has given notice under Article 26.8.1 that it intends to prepare such a Development Program.

26.6.3 Subject to Article 26.6.1 and 26.6.2, if a Party wishes to propose Sole Risk Drilling under Article 26.2.1(a), (b) or (d), it shall give notice to the other Parties setting out:

(a) the proposed location, the proposed depth and the estimated cost of such drilling; and

(b) whether payment will be made in cash or in Petroleum in the event that such drilling results in payment of any amount or amounts under Article 26.7.2; and

(c) all other relevant information including, but not limited to, the date on which it proposes that operations should be commenced. Each Party receiving such notice shall respond to it, by notice to the other Parties, within sixty
(60) Days of receipt thereof (or within a period of eighteen (18) hours of receipt thereof or such longer period as may be specified in such notice when the rig is on location), electing whether to participate. Any Party failing to respond within said period shall be deemed to have elected not to participate. If the Sole Risk Drilling is not commenced within a period of

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

one hundred eighty (180) Days of the above notice proposing such Sole Risk Drilling the Sole Risk Party shall no longer have the right to carry out such Sole Risk Drilling.

26.6.4 If a Party wishes to propose Sole Risk Drilling under Article 26.2.1
(c), such Party shall give timely notice to the other Parties, setting out such relevant information as is necessary in order to allow the other Parties to consider the proposal and elect whether to participate. Each Party receiving such notice shall respond to it, by notice to the other Parties within eighteen (18) hours of receipt thereof or such longer period as may be specified in the notice, electing whether to participate. Any Party failing to respond within said period shall be deemed to have elected not to participate.

The proposed Sole Risk Drilling may be commenced as soon as it is possible to do so without interference to the Joint Operations on that Well.

The Party proposing such Sole Risk Drilling shall be liable for and shall bear all risks, and pay all costs and expenses with respect to the operations under Article 26.2.1 (c) in respect of which such Sole Risk Drilling was proposed, incurred as and from the time the above notice making such proposal was given. In the event the Sole Risk Party does not proceed with the proposed Sole Risk Drilling, such liability shall cease on such Sole Risk Party giving notice to the other Parties that it will not proceed with the proposed Sole Risk Drilling

26.7 ELECTION OF NON-SOLE RISK PARTIES TO PARTICIPATE

26.7.1 If Sole Risk Drilling carried out under Article 26.2.1 (a) through (c) has resulted in a Discovery, or if Sole Risk Drilling has been carried out under Article 26.2.1 (d) in respect of a Discovery, any Party which was a Non-Sole Risk Party in all or part of such Sole Risk Drilling may elect to participate in the appraisal program or in the development program relating to that Discovery as proposed by the Sole Risk Party in the same manner as provided in Article 26.6.3 or 26.8.1, as the case may be.

The Non-Sole Risk Party shall make such election to participate by giving notice to such effect within ninety (90) Days of receipt of such proposed appraisal program or development program

The Non-Sole Risk Party which has elected to participate as set out above, shall, as a condition precedent to its participating in such appraisal or, development relating to that Discovery, pay to the Sole Risk Party an amount equal to the amount it would have contributed if it had participated in the Sole Risk Drilling from its commencement on the

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basis of its respective interest as acquired by the aforementioned election.
Such amount shall be paid in cash (in the currencies in which advances or payments were made by the Sole Risk Parties) before the date of commencement of further drilling or development with respect to that Discovery together with interest thereon calculated on a day-to-day basis at ten percent (10%) per annum from the date on which the costs were incurred to the date of payment. The Technical Advisor shall advise all Parties of such date of commencement of further drilling or development as far in advance thereof as practicable.

26.7.2 Upon the commencement of the development of the Discovery in respect of which the election referred to in Article 26.7.1 has been made, any Party which participates in such development and was required to pay the amount provided for in Article 26.7.1 to a Sole Risk Party in respect of that Discovery , shall in addition be liable to pay to such Sole Risk Party participating in the development an amount equal in value to twelve (12) times the amount which such Party paid pursuant to Article 26.7.1 and in the manner and times specified in Article 26.7.3.

26.7.3 Depending upon the payment method selected in the notice given pursuant to Article 26.6.3 and 26.8.1, any 1iability which arises under
Article 26.7.2 shall be satisfied by:

         (a) if the liability is to be discharged in cash, the Non-Sole-Risk Party paying the entire costs and expenses relating to the operations under the respective Appraisal Program and/or Development Program, until it has thereby contributed, in addition to its normal Participating Interest share of such costs and expenses, the amount owed under
                  Article 26.7.2; or

         (b) if the liability is to be discharged in Petroleum, the Non-Sole Risk Party delivering or causing to be delivered, free of cost, at the Delivery Point to the Sole Risk Party , which at that point shall take title thereto, the Non-Sole Risk Party's proportionate share of production from the development until the value of such production equals the amount owed under Article 26.7.2.

26.7.4 Notwithstanding any of the foregoing provisions of this Article 26.7, the Non-Sole Risk Party shall remain responsible for all Operating Costs, expenses, capital expenditures and liabilities attributable to its Participating Interest share and for all royalty, whether payable in cash or in kind, with respect to the Petroleum delivered by such Non-Sole Risk Party to the Sole-Risk Party pursuant to Article 26.7.3(b).

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26.8 SOLE RISK DEVELOPMENT

For the development of a Discovery by fewer than all the Parties, the following provisions shall apply:

26.8.1 Subject to Article 26.1.2, in the event that, following the submission to the Management Committee of a proposed Development Program pursuant to
Article 8.5, the Management Committee does not approve such Development Program within the period therein provided, any Party may serve notice on the other Parties of its intention to develop the Discovery at its sole risk. Such notice shall be accompanied by its respective development program (a "Sole Risk Development Program") and shall advise whether payment under
Article 26.7.2 shall be made in cash or in Petroleum in the event that such payments should become due.

Each Party receiving such notice shall respond to it, by notice to all other Parties, within ninety (90) Days of receipt thereof, electing whether to participate. Any Party failing to respond within said ninety (90) Days shall be deemed to have elected not to participate.

26.8.2 If all Parties elect to participate pursuant to Article 26.8.1, all Parties shall proceed with the development in accordance with such development program for the Joint Account. In such event the Party which prepared the Sole Risk Development Program shall be entitled to charge to the Parties all reasonable costs incurred in the preparation thereof, together with interest thereon calculated on a day-to-day basis at the rate of ten percent (10%) per annum from the date on which the costs were incurred to the date of repayment.

26.8.3 If less than all the Parties decide to proceed with such Sole Risk Development Program, they shall do so as a Sole Risk Project and the Parties deciding not to proceed shall nevertheless be obligated to participate in the application for an Oil Mining Lease relating to the proposed Sole Risk Development Program. However, the Parties not participating in the Sole Risk Development shall forfeit and assign to the Sole Risk Parties all their rights and interests to the production from such Discovery .

26.8.4 If Sole Risk Development is carried out with respect to the Oil Mining Lease obtained in relation thereto, this Agreement shall so far as possible apply independently in the manner of a separate contract MUTATIS MUTANDIS to the interests of the Parties which participate in such Sole Risk Development.

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26.8.5 Any Party which does not participate in the development of a Discovery shall have no right or interest or liability whatsoever with respect to such Development.

26.9 ABANDONMENTS

Should any Sole Risk Drilling resulting a well which is a dry hole or a well which ceases to produce prior to the recovery of the amounts described in Articles 26.7.1 and 26.7.2 ("Sole Risk Premiums"), it shall be plugged and abandoned at the sole cost and risk of the Sole Risk Party(ies). Such abandonment shall be effected in accordance with accepted oil field practice.

26.10 DELINEATION OF DISCOVERY

The delineation of the Discovery shall be determined by the Management Committee and shall conform as closely as practicable to the probable limits of the Discovery based on the best and latest geophysical, geological and petroleum engineering information. In the case of disagreement upon such delineation, the matter shall be referred to an independent expert whose delineation shall be final and binding upon the Parties. Such expert shall be agreed upon by the Management Committee but in the event that a majority of the members of the Management Committee cannot reach agreement, such expert shall be selected by the President of the American Petroleum Institute. The cost of the independent expert procedure shall be borne by the Joint Account.

26.11 VALUATION OF PETROLEUM

For the purposes of recovering the Sole Risk Premium, the value to be attributed to the Petroleum produced and saved from the Sole Risk project during such recovery shall be determined by reference to the then current, documented, arm's-length sales prices of such Petroleum. The Parties intend that any Party receiving Petroleum attributable to the Sole Risk Premium will not include the Royalties and taxes with respect to any such production received.

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26.12 DATA RESULTING FROM SOLE RISK PROJECTS

Data and information obtained in respect of Sole Risk shall be made available in confidence to the other Parties but shall remain the property of the Sole Risk party(ies) during the recovery of the Sole Risk Premium. If during such period any of such infor- mation is sold, the amount received shall be paid to the So1e Risk Party(ies) with the amount of the Sole Risk Premium being reduced by the amount of the payment received.

Data and information obtained in respect of any geophysical or seismic programs conducted with respect to such Sole Risk Projects (other than those conducted in respect of Sole Risk Drilling) shall be made available to the Non-Sole Risk Parties only if and when such Parties elect to participate and pay their proportionate share of the costs of such programs.

26.13 REPORTING

The Operator and/or the Technical Advisor shall, upon request, calculate and provide Monthly, to all Parties a statement of the quantity of Petroleum which has been produced and saved from, or which is attributable to, each Sole Risk Development.

                                   ARTICLE 27

                   REMOVAL OF OPERATOR: ELECTION OF SUCCESSOR

27.1 REMOVAL

With the consent of the Government, the Operator may be removed by the Management Committee in the event of the Operator's insolvency, bankruptcy, dissolution or an assignment for the benefit of creditors by the Operator, in the event that the Operator assigns all of its Participating Interest, or in the event of any material breach or failure to perform its obligations hereunder and such breach or failure to perform is not remedied within a period of thirty (30) days after the Operator's receipt of written notice. Such removal sha11 be effective upon thirty (30) days prior notice (or such other notice as may be agreed by the Management Committee), except in the case of the Operator's insolvency, bankruptcy, dissolution or an assignment for the benefit of creditors by the Operator such removal shall be effective upon ten (10) days prior notice (or such other notice as may be agreed by the Management Committee).

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27.2 ELECTION OF SUCCESSOR

As soon as practicable after notice is given as to the removal of the Operator pursuant to Article 27.1, a successor Operator shall be appointed by the Management Committee. The Operator which has been removed will fully cooperate with the newly designated Operator to ensure that there is an orderly transfer of all books, records and assets which are required by the newly appointed Operator to carry out its duties hereunder.
























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